Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

EQUIMINE

Dated as of November 12, 2021

Page

Article I	SALE AND TRANSFER OF SHARES; CLOSING	1
1.1	Purchase and Sale of Shares	1
1.2	Purchase Price	1
1.3	Payments at Closing	2
1.4	Closing	3
1.5	Closing Deliveries	3
1.6	Closing Date Balance Sheet and Estimated Closing Statement	5
1.7	Escrow	5
1.8	Withholding	5
1.9	Payment Allocations	6
1.10	Tax Treatment	6
1.11	Company Cash	6
Article II	REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES	8
2.1	Authority; Binding Nature of Agreement	8
2.2	No Violation; Consents and Approvals	9
2.3	Ownership of Shares	9
2.4	Brokers	9
2.5	Litigation	10
2.6	No Claims	10
Article III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10
3.1	Organization, Power and Authority	10
3.2	Authority of the Company	10
3.3	Capitalization	11
3.4	No Subsidiaries	11
3.5	No Violation; Consents and Approvals	11
3.6	Financial Statements	12
3.7	Absence of Certain Developments	13
3.8	Personal Property	13
3.9	Real Property	14

i

(CONTINUED)

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3.10	Intellectual Property, Privacy and Data Security Matters	14
3.11	Litigation	18
3.12	Employee Benefit Plans	18
3.13	Taxes	20
3.14	Contracts and Commitments	23
3.15	Compliance with Laws	25
3.16	Labor Matters	26
3.17	Environmental Matters	27
3.18	Transactions with Affiliates	28
3.19	Insurance	28
3.20	Brokers	28
3.21	Resellers; Affiliates; Vendors	29
3.22	Orders Restricting Business Activities	29
3.23	Foreign Corrupt Practices Act; Improper Payments	30
3.24	Financial Accounts	30
3.25	No Claims	30
3.26	COVID-19 Matters	30
3.27	Exclusivity of Representations	31
Article IV	REPRESENTATIONS AND WARRANTIES OF BUYER	31
4.1	Organization of Buyer	31
4.2	Authority of Buyer	31
4.3	No Violation; Consents and Approvals	31
4.4	Litigation	32
4.5	Restricted Securities	32
4.6	Investment Intent	32
4.7	Brokers	32
4.8	Acknowledgement of Buyer	32
Article V	COVENANTS OF THE PARTIES	32
5.1	Conduct of the Company’s Business	32
5.2	Access to Information Prior to the Closing	35
5.3	Confidentiality	35

(CONTINUED)

Page

5.4	Consents	36
5.5	Public Announcements	36
5.6	Notice of Events	36
5.7	Employee Matters	37
5.8	R&W Insurance Policy	38
5.9	Tax Matters	39
5.10	No Solicitation of Transactions	42
5.11	Non-Competition; Non-Solicitation	43
5.12	Section 280G	45
5.13	Makarem Guaranty	46
Article VI	CONDITIONS TO CLOSING	46
6.1	Conditions to the Obligations of Seller Parties, the Company and Buyer	46
6.2	Conditions to Seller Parties’ and the Company’s Obligations	46
6.3	Conditions to Buyer’s Obligations	47
Article VII	REMEDIES	48
7.1	Survival	48
7.2	Indemnification by the Seller Parties	49
7.3	Indemnification by Buyer	50
7.4	Exclusive Remedy	50
7.5	Limitations on Indemnified Parties	50
7.6	Mitigation	52
7.7	Procedures	52
7.8	Adjustment to Purchase Price	54
7.9	R&W Insurance Policy	54
7.10	Escrow Release	55
7.11	Materiality	55
Article VIII	TERMINATION	55
8.1	Termination	55
8.2	Procedure and Effect of Termination	57
Article IX	MISCELLANEOUS	57
9.1	Further Assurances	57

(CONTINUED)

Page

9.2	Notices	57
9.3	Exhibits and Schedules	58
9.4	Amendment, Modification and Waiver	59
9.5	Entire Agreement	59
9.6	Severability	59
9.7	Binding Effect; Assignment	59
9.8	Parties in Interest	59
9.9	Fees and Expenses; Transfer Taxes	60
9.10	Counterparts and Electronic Signatures	60
9.11	Interpretation	60
9.12	Enforcement of Agreement	61
9.13	Forum; Service of Process	61
9.14	Governing Law	61
9.15	Attorneys’ Fees	61
9.16	Waiver of Jury Trial	62
9.17	Legal Representation	62
9.18	Seller Representative	63
Article X	DEFINITIONS	66

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 12, 2021 (the “Agreement Date”), is made by, between and among STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation (“Buyer”), EQUIMINE, a California corporation (the “Company”), the Company shareholders set forth on the signature pages hereto (each a “Seller” and collectively the “Sellers”), and NEDAL MAKAREM, an individual (“Seller Representative”, solely in his capacity as such and, in his individual capacity, “Makarem”). Buyer, the Company, Sellers and Seller Representative/Makarem shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”.

RECITALS

A.            Sellers own all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”), which represent all of the issued and outstanding shares of capital stock of the Company.

B.            The Company is engaged in the business of developing and operating a data and analytics platform focused on aggregating and providing real estate market data for investors, agents, and lenders (the “Business”).

C.            Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares, in accordance with, and subject to the terms and conditions of, this Agreement and the other Transaction Documents.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
SALE AND TRANSFER OF SHARES; CLOSING

1.1           Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement and the other Transaction Documents, at the Closing, as more particularly set forth below, Sellers will sell, assign, transfer and deliver to Buyer all of the Shares, free and clear of any Liens, and Buyer will purchase and/or accept from Sellers, all of the Sellers’ right, title and interest in and to the Shares.

1.2           Purchase Price. At the Closing, the aggregate consideration to be paid by the Buyer for the Shares will be an amount in cash equal to (a) $175,000,000, less (b) the amount, if any, by which the Company Cash is a lower number than the Required Cash Balance, less (c) the amount of Company Indebtedness, less (d) the amount of Company Transaction Expenses unpaid by the Company as of the Closing (such result, the “Purchase Price”).

1.3           Payments at Closing. Subject to the terms and conditions set forth herein, at the Closing:

(a)           Buyer will pay in full in cash, on behalf of the Company, the Company Indebtedness listed on Schedule 1.3(a) (the “Paid Indebtedness”) to the holders of such Company Indebtedness listed on such Schedule by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Buyer prior to the Closing Date pursuant to Section 1.5(a)(xiii).

(b)           to the extent not otherwise paid by the Company, Buyer will pay, on behalf of the Company, Company Transaction Expenses to the applicable service providers by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to the Buyer prior to the Closing Date.

(c)           Buyer will pay the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Buyer prior to the Closing Date, to be held in escrow by the Escrow Agent in a designated account (the “Escrow Account”) as security for the Seller Parties’ indemnification obligations under Article VII, in accordance with the terms of an escrow agreement, in an agreed form to be entered into by Buyer, the Seller Representative and the Escrow Agent as of the Closing Date (the “Escrow Agreement”).

(d)           Buyer will pay the amount, if any, by which the Estimated Company Cash at Closing is a lower number than the Required Cash Balance, to the Company.

(e)           Buyer will pay to the Seller Representative the Representative Reserve, in accordance with Section 9.18(g).

(f)            Buyer will pay to the Sellers and Makarem, by wire transfer of immediately available funds to the accounts and in the amounts designated for each Seller and Makarem on Schedule 1.3(f) (which sets forth the number of Shares owned by each Seller and each Seller’s Pro Rata Share, with the Parties acknowledging that the payment allocable to Rabih Zahr is being reduced by the amount of the Phantom Equity Bonus Payment to be received by Makarem), an amount in cash equal to the sum of: (i) with respect to Rabih Zahr, his Pro Rata Share of the Purchase Price less those amounts paid pursuant to subsections (c) and (e) above and less $17,000,000 (the “Phantom Equity Bonus Payment”), (ii) with respect to the TPC Trust, its Pro Rata Share of the Purchase Price less those amounts paid pursuant to subsections (c) and (e) above, (iii) with respect to Makarem, the Phantom Equity Bonus Payment (which, for the avoidance of doubt, will be paid to the Company first, followed by the Company paying such Phantom Equity Bonus Payment to Nedal Makarem as compensation subject to applicable withholding and payroll taxes in accordance with Section 1.10(b) hereof), and (iv) with respect to Cyrus Kong, his Pro Rata Share of the Purchase Price less those amounts paid pursuant to subsections (c) and (e) above (the sum of the net amounts in (i), (ii), (iii) and (iv), the “Closing Consideration”).

1.4              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place via the electronic transmittal of executed documents on the date three (3) Business Days following the date on which all of the conditions set forth in Article VI have been satisfied or waived by the respective Party (other than those that by their terms cannot be satisfied until the time of the Closing but subject to satisfaction of such conditions at the Closing), provided, however, that such Closing Date (as defined below) shall occur on the earlier date to occur of the first (1st) day of the month or the fifteenth (15th) day of the month (provided that such date is a Business Day, and if it is not, the next Business Day), or such other date as is mutually agreed in writing by the Company, the Seller Representative and Buyer (the date the Closing actually takes place, the “Closing Date”). The Parties agree that the Closing will be effective and deemed to have occurred as of 12:01 a.m., Pacific time, on the Closing Date. Subject to the provisions of Article VIII of this Agreement, the failure to consummate the purchase and sale provided for by this Agreement on the date and time pursuant to this Section 1.4 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

1.5           Closing Deliveries. At the Closing:

(a)           At the Closing, the Company will deliver, or cause to be delivered, to Buyer, the following:

(i)            original stock certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers in blank, or duly executed affidavits of lost certificate evidencing the Shares, by the Sellers, each in an agreed form, together with any other documents or instruments necessary or appropriate to vest in Buyer good and valid right, title and interest in and to all of the Shares, free and clear of any and all Liens;

(ii)           certificates of good standing for the Company from the Secretaries of State of the state of the Company’s state of incorporation and each state of foreign qualification, dated within ten (10) Business Days prior to the Closing Date;

(iii)          a certificate, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date, duly executed by an authorized officer of the Company, certifying that the conditions to the Closing set forth in Section 6.3(a) and 6.3(b) have been satisfied and attaching thereto (and certifying as to) (A) the Charter Documents of the Company, and (B) the resolutions duly adopted by the board of directors of the Company in respect to this Agreement and the transactions contemplated hereby;

(iv)          the third-party consents listed on Schedule 1.5(a)(iv);

(v)           duly executed resignation letters, effective at and subject to the Closing, of such officers and directors of the Company set forth on Schedule 1.5(a)(v);

(vi)          a signature page to the Escrow Agreement, duly executed by the Seller Representative;

(vii)         an executed IRS Form W-9 or W-8, as applicable, from each Seller;

(viii)        with respect to the Paid Indebtedness, payoff letters, each in form and substance reasonably acceptable to Buyer, reflecting all amounts required to be paid under or with respect to any subject Company Indebtedness to discharge such Company Indebtedness at Closing;

(ix)          other than with respect to the Paid Indebtedness, releases, termination statements and/or satisfaction statements for all recorded Liens encumbering the assets of the Company arising from Company Indebtedness, each in form and substance reasonably acceptable to the Buyer evidencing the payment in full of all such Company Indebtedness at or prior to the Closing;

(x)           employment agreements evidencing the continuing employment of the individuals listed on Schedule 1.5(a)(x), each in form and substance reasonably satisfactory to Buyer, duly executed by such individuals and the Company;

(xi)           evidence, in form and substance reasonably satisfactory to Buyer, that each of the Contracts listed on Schedule 1.5(a)(xi) (the “Key Contracts”) will remain in effect and not terminate as a result of the Company’s acquisition by the Buyer and the consummation of the transactions contemplated by this Agreement;

(xii)          all Parachute Payment Waivers;

(xiii)         all wire transfer instructions on behalf of each Seller and each applicable third party; and

(xiv)        a certificate in compliance with Treasury Regulations Section 1.1445-2(c), certifying that the Shares are not U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations, together with an accompanying notice in compliance with Treasury Regulations Section 1.897-2(h)(2).

(b)           At the Closing, Buyer will deliver, or cause to be delivered, to the Seller Parties, the following:

(i)            confirmations of the wire transfers required by Section 1.3;

(ii)           a certificate, in form and substance reasonably acceptable to the Seller Representative, dated as of the Closing Date, duly executed by an authorized officer of the Buyer, certifying that the conditions to the Closing set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(iii)          a signature page to the Escrow Agreement, duly executed by Buyer; and

(iv)          evidence of binding of the R&W Insurance Policy.

1.6           Closing Date Balance Sheet and Estimated Closing Statement. At least three (3) Business Days prior to the Closing Date, the Company will deliver to Buyer an unaudited estimated balance sheet of the Company as of the anticipated Closing Date, prepared in accordance with the Accounting Principles (the “Closing Date Balance Sheet”) together with an unaudited estimated statement (the “Estimated Closing Statement”) presenting the Company’s good-faith estimate, in each case, calculated in accordance with the Accounting Principles, of (i) the calculation of the Company Indebtedness at Closing (the “Estimated Company Indebtedness”), (ii) Company Cash at Closing (“Estimated Company Cash”) and (iii) a schedule of the Company Transaction Expenses that will not have been paid prior to the Closing. Buyer shall have the right to review the Closing Date Balance Sheet and Estimated Closing Statement and such supporting documentation or data as the Buyer may reasonably request and to discuss the Closing Date Balance Sheet and Estimated Closing Statement with the Company; provided that the failure to include in the Closing Date Balance Sheet and Estimated Closing Statement any changes proposed by Buyer, or the acceptance by Buyer of the Closing Date Balance Sheet and Estimated Closing Statement, or the consummation of the Closing, shall not constitute a waiver or limit or otherwise affect Buyer’s rights under this Agreement, including rights to pursue a claim for indemnification in respect of Company Indebtedness, Required Cash Balance or Company Transaction Expenses following the Closing (in accordance with this Agreement), or constitute an acknowledgment by Buyer of the accuracy of the Closing Date Balance Sheet and Estimated Closing Statement.

1.7           Escrow. The Escrow Amount will be held in the Escrow Account established by the Escrow Agent, but held for the benefit of the Parties in accordance with the terms of the Escrow Agreement. Buyer will have the right to access and utilize the Escrow Amount, in accordance with the terms of the Escrow Agreement, to defend against and/or to satisfy any indemnifiable claims made during the term of the Escrow Account which are the Seller Parties’ responsibility under this Agreement; provided, that any such utilization of the Escrow Amount shall not otherwise decrease or affect the Seller Parties’ indemnification obligations under Article VII or otherwise. The fees and expenses of the Escrow Agent shall be shared equally between Buyer, on the one hand, and Seller Parties, on the other hand. The interest, earnings and income that accrues upon the Escrow Amount, if any, during the period of time during which they are held in the Escrow Account shall be deemed to become part of the Escrow Amount, respectively. The release of funds from the Escrow Account shall be governed by the Escrow Agreement and the terms of this Agreement (which, for clarity, will control over the Escrow Agreement). For Tax reporting purposes, all such interest, earnings and income, if any, shall be allocated to Buyer.

1.8           Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and the Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable (directly or indirectly) pursuant to this Agreement such amounts as Buyer or the Company is required to deduct and withhold with respect to the making of such payment under Applicable Law; provided, however, that Buyer shall notify the Person in respect of which such withholding is proposed to be made at least five (5) Business Days prior to such withholding and shall cooperate with such Person to reduce or eliminate such withholding to the extent permitted by Applicable Law, including taking into consideration all relevant and duly executed Tax forms. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made.

1.9           Payment Allocations. Each Seller acknowledges and agrees that Buyer shall have no liability with respect to the actual allocation among the Seller Parties of the Closing Consideration or any other amount due to any Seller hereunder provided that any such amount is paid in accordance with this Agreement.

1.10         Tax Treatment. The Parties acknowledge and agree that, for U.S. federal income Tax purposes (and applicable state and local income Tax purposes), as a result of the consummation of the contemplated transactions under this Agreement, (a) Sellers shall be treated as selling to Buyer the Shares for the applicable portion of the Purchase Price in a transaction described under Section 1001 of the Code, and (b) for the avoidance of doubt, with respect to the Phantom Equity Bonus Payment, such payment shall be treated for U.S. federal income Tax purposes (and applicable state and local income Tax purposes) as part of the Purchase Price paid to Rabih Zahr from the Buyer, followed by Rabih Zahr making a capital contribution (without any issuance of shares of capital stock) into the Company of such same amount, followed by the Company paying such Phantom Equity Bonus Payment to Nedal Makarem as compensation subject to applicable withholding and payroll taxes and deductible by the Company (the “Intended Tax Treatment”). Except as otherwise required by Applicable Law, each Party shall, and shall cause each of its Affiliates to (a) report, act and file all Tax Returns in all respects and for all purposes consistent with the Intended Tax Treatment (including order noted), and (b) not take any position for Tax purposes (whether in audit, Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment.

1.11       Company Cash.

(a)           Immediately prior to the Closing, the Company shall have distributed to Sellers all of the Company’s Cash other than $500,000 of Cash which shall be retained in the Company accounts, designated as such (the “Required Cash Balance”). Thereafter, upon the completion of the second full calendar month of the Company’s operations following the Closing, Buyer shall reasonably determine the Company’s Cash Flow for each of such monthly periods (exclusive of the Required Cash Balance amount) and provide Seller Representative with a statement (the “Cash Statement”) of the Company’s Cash Flow for such periods. In the event of any deficit in the Company’s Cash Flow (i.e. if the Company’s Cash Flow is below $0) for either monthly period, the Buyer may elect to apply a corresponding portion of the Required Cash Balance against any such deficit. Thereafter, Buyer shall determine the remaining amount of the Required Cash Balance following the application of any of the Required Cash Balance amount toward any deficit in the Company’s Cash Flow for the subject periods, if any (such amount, the “Cash Return Amount”), and the same shall be reflected on the Cash Statement. Upon written request by Seller Representative, Buyer will make available to Seller Representative reasonably requested financial information relevant to Buyer’s preparation of the Cash Statement and the calculation of the Cash Return Amount. During the first two calendar months following the Closing, Buyer shall not, unless determined by Buyer in good faith to be necessary in connection with the continued operation of the Company’s Business, cause the Company to undertake any Cash expenditures outside the Ordinary Course of Business.

(b)           Subject to the remaining terms hereof, if and only to the extent that Company’s Cash Flow is positive following such two month period after application of the Required Cash Balance toward any such deficit in the Company’s Cash Flow for the subject periods, Buyer shall pay the Cash Return Amount to Seller Representative on behalf of the Sellers; provided, however, in no event shall the Cash Return Amount payment hereunder exceed the initial Required Cash Balance.

(c)           Within thirty (30) days following Buyer’s delivery of the later of the Cash Statement and the receipt of any requested supporting documentation in accordance with Section 1.11(a), Seller Representative will complete its examination thereof and will deliver to Buyer either (i) a written acknowledgement accepting the Cash Statement, the calculation of the Company’s Cash Flow for the subject period and the resultant Cash Return Amount, if any, or (ii) a written notice of disagreement setting forth in reasonable detail those items or amounts set forth in the Cash Statement as to which Seller Representative disagrees and the basis for such disagreement (a “Cash Notice of Disagreement”). Valid bases for a Cash Notice of Disagreement include, but are not limited to: (A) an amount set forth in the Cash Statement is alleged to have not been properly calculated in accordance with the clause (a) above; (B) there is alleged to be a mathematical or computational error in the recording of any amount included in the Cash Statement; or (C) an amount properly belonging to Cash is alleged to have been omitted from the Cash Statement. Seller Representative shall be deemed to have agreed with and not objected to all other items and amounts set forth in the Cash Statement other than those specified in any Cash Notice of Disagreement. If Seller Representative fails to deliver a Cash Notice of Disagreement to Buyer within such thirty (30) day period, Buyer’s calculation of the Company’s Cash Flow on the Cash Statement and the Cash Return Amount shall be deemed to have been accepted by Seller Representative and shall be final, binding and conclusive on the Parties.

(d)           During a period of thirty (30) days following the receipt by Buyer of a Cash Notice of Disagreement, Buyer and Seller Representative shall negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items specified in such Cash Notice of Disagreement and to revise the calculation of the Company’s Cash Flow for the subject period and the resultant Cash Return Amount accordingly. Any such disputed items that are resolved by a written agreement between Buyer and Seller Representative shall be final, binding and conclusive on the Parties.

(e)           If Buyer and Seller Representative are unable to resolve all of the disputed items specified in a Cash Notice of Disagreement during such thirty (30) day period, either Buyer or Seller Representative may submit the unresolved disputed items to the Accountant to make the final determination with respect to the correctness of the proposed adjustments in the Cash Notice of Disagreement, but only with respect to those items in the Cash Notice of Disagreement that are still in dispute between Buyer and Seller Representative. To that end, Buyer and Seller Representative shall jointly instruct the Accountant that: (i) the Accountant shall act as an expert in accounting and not as an arbitrator to resolve the unresolved disputed items specified in a Cash Notice of Disagreement in accordance with the terms and definitions of this Agreement, and (ii) the Accountant may not determine an amount of a disputed item greater than the greatest value claimed for such item by either party or less than the smallest value claimed for such item by either party. Subject to the guidelines and limitations in the immediately preceding sentence, the Accountant shall deliver to Buyer and Seller Representative, as promptly as practicable and in any event within thirty (30) days following the submission of the unresolved disputed items to the Accountant, a written report setting out its calculation of the Company’s Cash Flow and the resultant Cash Return Amount, which report shall be final, binding and conclusive on the Parties. Buyer and Seller Representative will use commercially reasonable efforts to aid the Accountant in rendering its decision, including by promptly complying with all reasonable requests by the Accountant for information, books, records and similar items. The costs and expenses of the Accountant pursuant to this Section will be paid by Seller Representative (on behalf of the Sellers), on the one hand, and Buyer, on the other hand, in proportion to the dollar value of the item(s) subject to the dispute determined in favor of the other party.

(f)            Buyer shall, within ten (10) Business Days of (i) acceptance or deemed acceptance by Seller Representative of any portion of Buyer’s calculation of the Company’s Cash Flow for such period and the resultant undisputed portion of the Cash Return Amount pursuant to Section 1.11(c), (ii) revision by mutual agreement of Buyer and Seller Representative in accordance with Section 1.11(d), or (iii) adjustment as determined by the Accountant in accordance with Section 1.11(e), deliver the relevant undisputed, revised or adjusted portion of the Cash Return Amount, as the case may be, to Seller Representative.

Article II
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Disclosure Schedule, in order to induce Buyer to enter into this Agreement, each Seller Party represents and warrants (solely as to such Seller Party, as applicable, and not with respect to any other Seller Party) to Buyer that the statements in this Article II are true and correct as of the Agreement Date and as of the Closing Date.

2.1           Authority; Binding Nature of Agreement. Such Seller Party has the necessary power and authority to enter into and to perform its obligations under each Transaction Document to which it is party, and the execution, delivery and performance by such of the Transaction Documents to which it is party have been duly authorized by all necessary action on the part of such Seller Party. This Agreement constitutes, and each of the other Transaction Documents when executed will constitute, the legal, valid and binding obligation of such Seller Party to such Transaction Document, enforceable against such Seller Party in accordance with its terms, subject to, and limited by (i) Applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws from time to time in effect which affect creditors’ rights generally, or (ii) legal and equitable limitations on the availability of specific remedies.

2.2           No Violation; Consents and Approvals.

(a)           Except as set forth in Section 2.2(a)of the Disclosure Schedule, the execution and delivery by such Seller Party of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of any organizational documents of such Seller Party, or (ii) any Order or Applicable Law applicable to such Seller Party or the property or assets of such Party or (b) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of such Seller Party under, any Contract to which such Seller Party is a party or by which such Seller Party or any assets of such Seller Party may be bound. Except as set forth in Section 2.2(a) of the Disclosure Schedule, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to such Seller Party in connection with the consummation of the transactions contemplated hereby.

(b)           Under the rules and regulations promulgated under the HSR Act, neither the Company nor the “ultimate parent entity” of the Company (a) is “engaged in manufacturing,” (b) has total assets of $18.4 million or more or (c) has total assets or annual net sales of $184.0 million or more (as such terms are defined and interpreted under the HSR Act). For the avoidance of doubt the Seller Parties represent and warrant that Rabih Zahr, an individual, is the “ultimate parent entity” of the Company.

2.3           Ownership of Shares. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Section 2.3 of the Disclosure Schedule. Such Seller has good and valid title to such Shares, free and clear of all Liens, claims, demands and restrictions on transfer, and has full power, right and authority to transfer such Shares hereunder. The equity interests reflected on Section 2.3 of the Disclosure Schedule represent such Seller’s entire ownership interest in the Company. Such Seller has the full right, power and authority to transfer, convey and sell to Buyer the Shares owned of record by such Seller, and upon execution and delivery of the stock powers contemplated hereby, such Seller will transfer to Buyer good and valid title to the Shares, free and clear of all Liens and any other restrictions on transfer. The Sellers as designated herein own one hundred percent (100%) of the issued and outstanding equity interests of the Company, free and clear of any Liens and any other restrictions on transfer. There are no other outstanding equity interests in the Company held by any Person, including Makarem. Such Seller is not a party to nor bound by any option, warrant, right, contract, call, pledge, put or other agreement or commitment that restricts the transfer by such Seller of the Seller’s interests in the Company. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the equity interests of the Company.

2.4           Brokers. Except as set forth in Section 2.4 of the Disclosure Schedule, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by such Seller Party or any of its managers, officers, employees, representatives or agents.

2.5           Litigation. There is no Proceeding pending or, to such Seller Party’s knowledge, following due inquiry, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to restrain, enjoin, prevent, hinder, delay, condition or prohibit the consummation of the transactions contemplated hereby.

2.6           No Claims. Such Seller Party does not have a claim of any kind against the Company, except for accrued compensation and reimbursement of expenses that were incurred in the Ordinary Course of Business, substantially consistent with past practice and which are set forth with particularity as to such Seller Party in the Disclosure Schedules.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, in order to induce Buyer to enter into this Agreement, the Seller Parties, jointly and severally, represent and warrant to Buyer that the statements in this Article III are true and correct as of the Agreement Date and as of the Closing Date.

3.1           Organization, Power and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to enter into the Company Agreements and to consummate the transactions contemplated hereby, to own, lease and operate its properties and to conduct its business. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect. A list of all such jurisdictions in which the Company is qualified or licensed to do business is set forth on Section 3.1 of the Disclosure Schedule. True and complete copies of the Charter Documents of the Company have been delivered to Buyer.

3.2           Authority of the Company. This Agreement has been, and each other Company Agreement will be, duly authorized by all necessary corporate power or other action of the Company, and this Agreement has been, and each other Company Agreement will be, duly executed and delivered by the Company and constitutes or will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be subject to, and limited by (i) Applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws from time to time in effect which affect creditors’ rights generally, or (ii) legal and equitable limitations on the availability of specific remedies.

3.3           Capitalization.

(a)           Section 3.3 of the Disclosure Schedule sets forth the authorized, issued and outstanding capital stock of the Company. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no shares of Company Common Stock or other equity securities of the Company issued, reserved for issuance or outstanding and no outstanding (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other Contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests, or (ii) stock appreciation, phantom stock, profit participation or similar equity participation rights with respect to the Company, and there is no agreement or arrangement not yet fully performed that would result in the creation of any of the foregoing.

(b)           The Sellers are the sole record owners of, and have good and valid title to, all of the Shares, as set forth on Section 3.3 of the Disclosure Schedules, free and clear of all Liens.

(c)           All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all Applicable Laws and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive rights or other similar right.

3.4           No Subsidiaries. The Company has no, and, since its formation, has not had any, direct or indirect Subsidiaries and the Company does not own, and, since its formation, has not owned, directly or indirectly, any Equity Interest in, or any interest convertible or exchangeable or exercisable for, any Equity Interest in, any Person. The Company has not agreed to make, nor is it obligated to make, nor is it otherwise bound by any agreement under which it may become obligated to make, any future investment in or debt or equity capital contribution in or to any other Entity.

3.5           No Violation; Consents and Approvals.

(a)           Except as set forth in Section 3.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Company Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the Charter Documents of the Company, or (ii) any Order or Applicable Law applicable to the Company or the property or assets of the Company or (b) give rise to any right of termination, cancellation, modification or acceleration of any obligation, or loss of any material rights under, or result in the creation of any Lien upon, the Shares, the Company, the Business or any of the Company’s material properties or assets (tangible or intangible). Except as set forth in Section 3.5(a) of the Disclosure Schedule, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the consummation of the Transactions.

(b)           Under the rules and regulations promulgated under the HSR Act, neither the Company nor the “ultimate parent entity” of the Company (a) is “engaged in manufacturing,” (b) has total assets of $18.4 million or more or (c) has total assets or annual net sales of $184.0 million or more (as such terms are defined and interpreted under the HSR Act). For the avoidance of doubt Rabih Zahr, an individual, is the “ultimate parent entity” of the Company.

3.6           Financial Statements.

(a)           The Company has heretofore delivered to Buyer copies of (i) the unaudited balance sheet of the Company as of March 31, 2019, March 31, 2020 and March 31, 2021 and the related unaudited statements of operations, for the fiscal years then ended (collectively, the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company and the related unaudited statements of operations, as of and for the six (6) month period ended September 30, 2021 (the “Interim Financial Statements” and, together with the Annual Financial Statements and the Closing Date Balance Sheet, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with accounting principles applied on a consistent basis during the periods involved, (b) have been prepared from the books and records of the Company, and (c) fairly present in all material respects the financial condition and the results of operations and cash flows of the Company as of the date and for the period indicated therein.

(b)           The books, records, and accounts of the Company accurately and fairly reflect the transactions in and dispositions of the assets of the Company.

(c)           Except as set forth on Section 3.6(c) of the Disclosure Schedule, the Company has no Indebtedness.

(d)           The Company has maintained commercially reasonable systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and implemented commercially reasonable disclosure controls and procedures designed to reduce the risk that material information is not made known to the management of the Company by others within the Company.

(e)           Except as set forth on Section 3.6(e) of the Disclosure Schedule, all accounts receivable on the Interim Financial Statements and the accounts receivable arising after the date thereof through the Closing Date: (i) are valid and, to the Company’s Knowledge, collectible obligations (net of the recorded amounts for the allowances for bad debts and sales returns and allowances and any reserve for collectability with respect thereto reflected on the Interim Financial Statements); (ii) to the Company’s Knowledge, are not subject to any offset or counterclaim; (iii) have arisen from bona fide transactions by the Company in the Ordinary Course of Business; and (iv) to the Company’s Knowledge, the reserves for collectability set forth on the Interim Financial Statements are reasonable. Since the date of the Interim Financial Statements, there have been no write-offs as uncollectible of any accounts receivable of the Company in amounts in excess of $50,000 as to any individual accounts receivable item or $250,000 in the aggregate.

(f)            All accounts payable on the Interim Financial Statements and the accounts payable arising after the date thereof have arisen from bona fide transactions by the Company in the Ordinary Course of Business. Since the date of the Interim Financial Statements, the Company has operated in the Ordinary Course of Business with respect to the timing of payment of accounts payable.

(g)           Except as set forth in Section 3.6(g) of the Disclosure Schedule, the Company does not have any liability of the kind required to be disclosed on the face of a balance sheet, except for liabilities (i) reflected or reserved against on the liabilities side of the Interim Financial Statements (rather than any notes thereto), (ii) incurred in the Ordinary Course of Business since the date of the Interim Financial Statements (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement, claim, violation of Applicable Law or environmental liability or clean-up obligation), and (iii) liabilities for Company Transaction Expenses.

(h)           The Company has no off-balance sheet arrangement with any Person.

(i)            At no time did the Company apply for or obtain a loan under Section 36 of the SBA Act (as added to the SBA Act by Section 1102 of the CARES Act) or other loan, financing or grant provided under the CARES Act.

3.7           Absence of Certain Developments . Except as contemplated or permitted by this Agreement or as set forth on Section 3.7 of the Disclosure Schedule, since March 31, 2021, the Company has not taken any of the actions prohibited by Section 5.1.

3.8           Personal Property.

(a)           Except as set forth in Section 3.8(a) of the Disclosure Schedule, the Company has good and valid title to all material items of personal property, whether tangible or intangible, owned by the Company, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to it (collectively, the “Personal Property”), in each case, free and clear of all Liens, other than Permitted Liens.

(b)           Except as set forth in Section 3.8(b) of the Disclosure Schedule, all items of tangible personal property owned, leased or used by the Company are structurally sound, in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put. The tangible personal property owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the conduct of the Business as of the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. No Person, including any Seller or any of their respective Affiliates, has any claim to, or right, title or interest in, any of tangible personal property owned by the Company or used by the Company in the conduct of the Business.

(c)           Section 3.8(c) of the Disclosure Schedules lists all of the Personal Property existing as of the Closing Date, with a gross book value (individually or as aggregated with like-kind items) in excess of $10,000.

3.9           Real Property.

(a)           The Company does not own, nor has it ever owned, any real property. Section 3.9(a) of the Disclosure Schedule lists all the real property leased or subleased by the Company (the “Leased Real Property”), and all leases or subleases relative to any Leased Real Property to which the Company is a party (each, a “Real Property Lease”). The Company has delivered to Buyer correct and complete copies of each Real Property Lease. Other than with respect to the Leased Real Property, the Company is not a party to any leases for real property and does not operate out of any other location.

(b)           Except as set forth in Section 3.9(b) of the Disclosure Schedule, with respect to each Real Property Lease: (i) such Real Property Lease constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by Applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws from time to time in effect which affect creditors’ rights generally, or legal and equitable limitations on the availability of specific remedies; (ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and there are no disputes with respect to such Real Property Lease; (iii) the Company that is party to such Real Property Lease is not, nor, to the Company’s Knowledge, is any other party to such Real Property Lease in breach or default under such Real Property Lease; (iv) the Company has not subleased, licensed or otherwise granted any person the right to use or occupy the Leased Real Property that is the subject of such Real Property Lease or collaterally assigned such Real Property Lease or any interest therein; (v) the Company has not received written notice that any security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) the Company does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; and (vii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Real Property Lease. To the Company’s Knowledge, (i) no condition with respect to the Leased Real Property exists requiring material repairs, alterations or corrections, and (ii) there is no condemnation proceeding or eminent domain proceeding of any kind pending or against the Leased Real Property. The Leased Real Property is supplied with utilities and other services (including gas, electricity, water, drainage, storm water management, sanitary sewer, storm sewer, fire protection, and telephone) necessary for the operation of the facilities in the Ordinary Course of Business.

3.10         Intellectual Property, Privacy and Data Security Matters.

(a)           Section 3.10(a) of the Disclosure Schedule sets forth (i) all registered Marks, registered Copyrights, Patents, domain names, and social media accounts owned, or purported by the Company to be owned, by the Company, and applications for any of the foregoing, (ii) all unregistered Marks, trade names, fictitious names, logotypes, designs and corporate names owned, or purported by the Company to be owned, by the Company and (iii) all Software Products owned, or purported by the Company to be owned, by the Company (the “Scheduled Intellectual Property”). Except as set forth in Section 3.10(a)of the Disclosure Schedule, with respect to all Scheduled Intellectual Property that is the subject of a registration or application, all necessary registration, maintenance and renewal fees have been paid and all necessary documents, recordations and certificates have been filed and no such payment or filing is in any grace, surcharge or extension of time period. All Scheduled Intellectual Property is in good standing, enforceable, and to the Company’s Knowledge valid.

(b)           Except as set forth on Section 3.10(b) of the Disclosure Schedule:

(i)            The Company is the sole and exclusive owner of, free and clear of all Liens (other than Permitted Liens), and with respect to all Scheduled Intellectual Property the record owner of, all Company Intellectual Property. The Company has the valid right or license to use all Licensed Software. The Intellectual Property owned by or licensed to the Company includes all Intellectual Property used or held for use in connection with, or necessary to, the operation of the Business as currently conducted. The consummation of the transactions contemplated pursuant to this Agreement will not result in the loss or impairment of, or require payment of any additional amounts with respect to any Company Intellectual Property or other Intellectual Property licensed to the Company.

(ii)           To the Company’s Knowledge, the license, sale or distribution by the Company of the Software Products, and the conduct of the Business as currently conducted, does not infringe any Intellectual Property right of any Person and does not constitute unfair competition. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property, and no such claims of infringement, misappropriation or violation have been made in writing against any Person by the Company.

(iii)          The Company has not made any improvements or changes to any Open Source Software that would constitute improvements that the Company would be obligated to share with the open source community. The Company’s Software Products are not based on, use, incorporate or link to any Open Source Software in such a manner that would require, or could reasonably be expected to require, the Company to disclose, distribute in source code form, license for the purpose of making derivative works, redistribute at no charge, or share with the open source community the Company’s Software Products. The Company is in compliance in all material respects with any licenses for Open Source Software that is used by the Company in the current conduct of its Business.

(iv)          The Company takes reasonable steps to maintain and protect all of the Company Intellectual Property. The Company has not disclosed any Company Intellectual Property that constitutes a trade secret or confidential information to any Person other than pursuant to a legally binding confidentiality undertaking and, to the Company’s Knowledge, no Person has breached any such undertaking. The Company has taken commercially reasonable steps to protect the confidentiality of its trade secrets and confidential information. The Company has secured valid written assignments from all of the Company’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company Intellectual Property. The Company has not disclosed any source code of any of its Software Products or other proprietary software to any third party other than pursuant to a legally binding confidentiality undertaking and is not subject to any source code escrow or other agreement that could require or lead to the disclosure of any source code owned by the Company to a Person.

(v)           No current or former employee, consultant or contractor of the Company has a valid claim against the Company, or any claim of ownership of any Intellectual Property, in connection with the involvement of such person in the development of any of the Company’s Software Products or other Company Intellectual Property.

(vi)          To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security, or material attempts thereof, of the computer systems (including Software), hardware, servers, databases, data communication lines, websites, network and telecommunications equipment and other information technology equipment used by the Company in its Business (collectively “IT Systems”) nor unauthorized access to, use of, or disclosure of Personal Information, including any that would require notification to a Person or Governmental Authority pursuant to Applicable Laws during the prior five (5) years.

(vii)         The Company has taken commercially reasonable steps, including providing plans, procedures and facilities, compliance with such plans and procedures, and periodic testing of the adequacy of such plans, procedures and facilities, to reasonably protect and provide, backup, security and disaster recovery for the IT Systems.

(viii)        The Company has reasonable physical, technical, organizational and administrative security measures and policies, including a publicly posted privacy policy and a written information security program (collectively “Data Policies”) in place to protect all Personal Information collected by it or on its behalf or provided to Company by a third party from and against unauthorized access, modification, use and/or disclosure that are designed and sufficient to comply with industry-standard data security measures, the Privacy Laws and applicable Contracts. The Data Policies include a requirement that all subscriber information including account, credit or debit card numbers be encrypted using commercially reasonable encryption both while in transit and at rest. The Company is, and for the last three (3) years has been, in compliance with its publicly-posted Data Policies, applicable Contracts, and in material compliance with applicable Privacy Laws, including as it relates to: (i) the privacy of users of the Software Products and all Internet websites owned, maintained or operated by the Company; or (ii) the use, collection, storage, disclosure or transfer of any Personal Information, including employee Personal Information, collected by or provided to the Company or by third parties having authorized access to the records of the Company. Furthermore, the Company has not received, from any Person, Governmental Authority, or any regulatory or self-regulatory entity, any written (or to Company’s Knowledge oral) notice or claim alleging, or been charged with, a violation of any Privacy Laws, Data Policies, or applicable Contract, or assertion of an unfair, misleading or deceptive trade practice regarding the collection, access, storage, transfer, processing, use or disclosure of Personal Information by Company or any third party vendor acting on behalf of or under the authority of Company. To the Company’s Knowledge, the Company has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies are and have been available to users on the websites owned, maintained or operated by the Company, and the Company’s privacy practices conform in all material respects to such privacy policy or policies. The execution of the transactions contemplated in connection with this Agreement will not prevent the Company from continuing to access, store, process, transfer and use after the Closing any and all Personal Information collected prior to the Closing in the manner that it was accessed, stored, processed, transferred, and used immediately prior to the Closing. The Company does not, has not, and has not authorized any Person to transfer, store, transmit or process any Personal Information outside of the United States. For the last three (3) years, the Company’s payment card processing has materially complied with, and has commercially reasonable policies to ensure continued compliance with, applicable requirements of the Payment Card Industry Data Security Standard.

(ix)           The Company has taken commercially reasonable steps to ensure that third party vendors of the Company that collect, access, process, store, transfer or use Personal Information collected by or on behalf of the Company have commercially-reasonable safeguards to protect Personal Information in its possession or control against unauthorized access, processing, use, modification, disclosure, or other misuse. To the extent a third party vendor accesses, stores, processes, transfers or collects Personal Information on behalf of the Company, the Company has entered into a Contract with such third party vendor requiring it to comply with industry standard data security measures, Privacy Laws and Data Policies governing the Personal Information accessed, stored, processed, transferred or collected on behalf of the Company. To the Company’s Knowledge, no third party vendor is in material breach of any obligation arising out of such Contract to comply with Privacy Laws with respect to Personal Information governed by such Contract.

(x)            The Company has commercially reasonable procedures to ensure, to the extent practicable, that the Software Products and any other Software used by the Company remain free from, and to the Company’s Knowledge they are in fact free from, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), security vulnerability or any code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. The Company has applied all updates and patches made available for Licensed Software and has commercially reasonable policies and procedures to ensure that all future updates and patches for Licensed Software that are made available are timely applied. The Company has adequate licenses for all commercially available Software that it uses in its Business.

(xi)           The IT Systems are adequate for their intended use and for the operation of the Company’s Business as currently conducted and perform substantially in accordance with their documentation and functional specifications. The Company has sufficient rights to use all IT Systems as used in the Business as currently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement unchanged. The IT Systems have not malfunctioned or failed in any material respect in the three (3) years prior to the Closing Date.

3.11         Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there is not and, within the five (5) years prior to the Closing Date, there has not been, any Proceeding instituted, pending or, to the Company’s Knowledge, threatened against the Company, any officer, manager or director arising out of their relationship with the Company, or relating to the assets, business or properties of the Company or which seeks to enjoin or obtain damages with respect to the consummation of the transactions contemplated hereby. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no (a) Orders (in each case whether court, administrative or consent) outstanding against the Company or (b) Proceedings by the Company pending or which the Company intends to initiate, including, without limitation, Proceedings pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees or consultants, their services provided in connection with the Business, or any information or techniques allegedly proprietary to any of their former employers or consultants, or their obligations under any agreements with prior employers or consulting clients. There is no Proceeding pending, or to the Company’s Knowledge, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to restrain, enjoin, prevent, hinder, delay, condition or prohibit the consummation of the transactions contemplated hereby.

3.12         Employee Benefit Plans.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth a complete list of each written plan, contract, agreement, practice, policy or arrangement which is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, “ERISA”) providing employee benefits or compensation to employees of the Company maintained or contributed to by the Company or to which the Company is a party (each of the preceding hereinafter is referred to individually as a “Company Plan” and collectively as the “Company Plans”).

(b)           With respect to each Company Plan, the Company has made available to Buyer a current, accurate and complete copy of: (i) each plan document and any related trust agreement; (ii) the most recent summary plan description; and (iii) the most recent Internal Revenue Service (“IRS”) determination, opinion or advisory letter for each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code.

(c)           Except as set forth in Section 3.12(c) of the Disclosure Schedule, (i) for each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable IRS determination, opinion or advisory letter to such effect and, to the Company’s Knowledge, nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, and (ii) no “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Company Plan and no material Tax has been imposed pursuant to Section 4975 of the Code in respect thereof.

(d)           Except as set forth in Section 3.12(d) of the Disclosure Schedule, there are no claims, suits or actions pending by any employee or beneficiary covered under any Company Plan or otherwise involving any Company Plan (other than routine claims for benefits) and no Company Plan has, within the three (3) years prior to the Closing Date, been the subject of a formal audit or investigation by a Governmental Authority.

(e)           Each Company Plan is in material compliance with the provisions of ERISA, the Code, its governing documents and all other Applicable Laws.

(f)            The Company is in material compliance with the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and all other Applicable Laws which require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status. Except as set forth in Section 3.12(f) of the Disclosure Schedule, the Company does not have any obligation to (i) provide health or other non-pension benefits to retired or other former employees, except as specifically required by COBRA, or (ii) provide employee benefits of any type to employees, service providers, or any of their dependents, who reside outside of the United States.

(g)           Except as set forth in Section 3.12(g) of the Disclosure Schedule, there are no unpaid contributions due prior to the date hereof with respect to any Company Plan that are required to have been made.

(h)           With respect to any Company Plan: (i) no audit or, to the Company’s Knowledge, investigation is pending with the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority, and, to the Company’s Knowledge, no such audit or investigation is threatened; and (ii) there are no outstanding material liabilities for Taxes, penalties or fees.

(i)            Neither the Company nor any of its ERISA Affiliates (if any) contributes to, has ever contributed to, or has any actual or contingent liability with respect to any employee benefit plan covered by Section 412 of the Code or Title IV of ERISA (including, but not limited to, any employee benefit plan which is a “multiemployer” plan described in Section 3(37) of ERISA).

(j)            Except as set forth in Section 3.12(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions will: (i) entitle any current or former employee or consultant of the Company to compensation, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such current or former employee or consultant, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person that would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(k)           The Company has complied in all material respects with the applicable requirements of the Affordable Care Act and any federal regulations issued thereunder, including (A) the preparation and timely annual distribution of a Summary of Benefits and Coverage document (and any required amendments thereto); (B) proper classification of all workers who are common law employees within the meaning of the Affordable Care Act and Section 4980H; (C) timely and accurate filing of IRS Forms 1094-C and 1095-C, as required by Code Section 6065; and (D) timely and accurate filing of IRS Form 720 to report and pay the trust fund tax imposed under Code Section 4376. The Company has never received a notice of assessment of penalties under Code Section 4980H from the IRS nor to the Company’s Knowledge are there circumstances under which such an assessment would reasonably be expected to be imposed against the Company.

3.13         Taxes. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a)           the Company has timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to the Company, and such Tax Returns were correct and complete in all material respects when filed;

(b)           the Company has timely paid all Taxes of the Company (regardless of whether such Taxes are reflected on a Tax Return);

(c)           no waivers or extensions of statutes of limitation have been given or requested that remain outstanding with respect to the Company in connection with any Tax Returns covering the Company or with respect to any Taxes payable by it;

(d)           There is no Tax deficiency outstanding, assessed or, to the Company’s Knowledge, proposed against the Company. To the Company’s Knowledge, no adjustment relating to any Tax Return filed by the Company has been proposed by any Governmental Authority within the five (5) year period ending on the Closing Date.

(e)           the Company has or has caused to be duly and timely withheld and has paid over to the appropriate taxing authorities all Taxes required to be so withheld and paid in connection with amounts paid or owing to any employee, agent, independent contractor, creditor, nonresident or foreign company, stockholder or other third party over for all periods under all Applicable Laws and has complied with all applicable information reporting requirements, in connection with amounts paid to any such Person;

(f)            there are no Liens, other than Permitted Liens, with respect to Taxes upon any assets of the Company;

(g)           the Company has not received any written notice of deficiency or assessment and, to the Company’s Knowledge, there is no proposed deficiency or assessment from any federal, state, local or other taxing authority, in either case with respect to any material Tax liability for which the Company may be liable;

(h)           no audits or administrative or judicial Proceedings are currently being conducted or have been threatened in writing with respect to Taxes of any Seller or the Company;

(i)            the Company has never distributed the stock of another Person or had its Shares distributed in a transaction purported or intended to be governed by Section 355 of the Code (or any similar provision of Applicable Law);

(j)            the Company has not nor has ever been a party to, or participated in, any “reportable transaction” as defined in Section 6707A(c)(1) of the code and Treasury Regulations Section 1.6011-4(b) or any analogous provision of Applicable Law;

(k)           the Company has not entered into any closing agreement with any Governmental Authority, including, but not limited to, a closing agreement pursuant to Section 7121 of the Code, with regard to any Tax liability of the Company;

(l)            the Company (or Buyer as a result of the transactions contemplated by this Agreement) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing; (iii) prepaid amount or deferred revenue received on or prior to the Closing Date; (iv) closing agreement entered with any Governmental Authority on or prior to the Closing Date; or (v) income inclusion pursuant to Section 951 or 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date;

(m)          the Company is not, nor has it ever been at any time during the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(n)           the Company is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence;

(o)           the Company is not a party to, nor is it bound by, or has any obligation or potential liability under, any Tax allocation, sharing or indemnity agreement other than leases, loans and other contracts entered into in the ordinary course of business, a primary purpose of which is not the sharing of Taxes;

(p)           no Governmental Authority in any state, territory or jurisdiction (whether foreign or domestic) where the Company does not file Tax Returns has made a claim that the Company is required to file Tax Returns or is otherwise subject to Tax in such state, territory or jurisdiction;

(q)           at no time was the Company a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code;

(r)            the Company (i) is not and has never been a member of any affiliated, consolidated, combined, unitary or other group, or has been included or required to be included in any Tax Return related to any such group and (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as a transferee or successor, by contract or other provision of Applicable Law;

(s)           the Company has properly collected and remitted all required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes;

(t)            the Company is not a partner for Tax purposes with respect to any joint venture, partnership or other written contract which is or is properly treated as a partnership for Tax purposes, and does not own an interest in any Entity classified as a controlled foreign corporation or other similar flow through Entity;

(u)           no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes that has not been revoked or cancelled prior to the Closing Date;

(v)           the Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(w)          the Company has not entered into any agreement or arrangement with any Governmental Authority with respect to Taxes that requires the Company to take any action or to refrain from taking any action, and the Company is not a party to any agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(x)           the Company is, and has been at all times since its incorporation on January 23, 2006, properly classified as a “C corporation” (as defined in Code Section 1361(a)(2)) for U.S. federal and applicable state income Tax purposes;

(y)           no property owned by the Company is (i) property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code; and

(z)            the Company has not (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127 enacted in 2020) or Section 2301 of the CARES Act, or (iii) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) or changed any material Tax practice or filed an amended Tax Return under, or in response to, any legislation or executive Order enacted or issued in response to COVID-19.

3.14         Contracts and Commitments. Section 3.14 of the Disclosure Schedule sets forth a list of all of the following material agreements, Contracts and commitments that are currently in full force and effect, and to which the Company is a party or by which the Company or its assets are bound (excluding for the avoidance of doubt any such agreements, contracts and commitments that have expired, have been terminated, or have been fully-performed, in each case, prior to the date of this Agreement) (each, a “Material Contract”):

(a)           all employment or other compensatory Contracts providing for an annual base compensation in excess of $100,000 with or in respect of any employee, officer, director or independent contractor of the Company;

(b)           all employment or other compensatory Contracts providing for severance provisions or a transaction bonus, in each case, with or in respect of any employee, officer, director or independent contractor (or, to the extent that Company has continuing obligations under any such Contract, any former employee, officer, director or independent contractor) of the Company;

(c)           Contracts containing any covenant binding on the Company in the nature of a non-competition or exclusivity agreement or that otherwise limits or restricts the Company from competing or otherwise conducting the Business in any manner or place;

(d)           Contracts providing for payments to or by the Company (A) in excess of $200,000 in either of the past two (2) full fiscal years or (B) projected aggregate consideration in excess of $200,000 for the current fiscal year based on annualized year-to-date consideration;

(e)           Contracts granting a right of first refusal or first offer or similar right or provides for “exclusivity” or any similar requirement or includes a “preferred” or “most favored nation” provision, in each case in favor of any Person other than the Company;

(f)            Contracts containing any “change of control” provision that may be triggered or breached or violated by entering into this Agreement or the consummation of the transactions contemplated hereby;

(g)           Contracts (A) under which the Company is a licensee of or is otherwise granted by any Person any rights to use any Intellectual Property (other than non-exclusive licenses of commercially-available, non-customized, Software, licensed solely in object code form, used solely for the Company’s internal use, and with a total replacement cost of less than $50,000) or (B) which provide for the development of any Intellectual Property for the Company;

(h)           Contracts under which the Company is a licensor or otherwise grants to any Person any rights to use any Company Intellectual Property (other than the Company’s Software licensed or provided on a hosted basis to customers on a non-exclusive basis in the ordinary course of business) or agrees to coexist with or consents to another Person’s use of Intellectual Property;

(i)            Contracts under which the Company has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of Indebtedness for borrowed or loaned money or any guarantee of such Indebtedness, in each case, relating to amounts in excess of $100,000;

(j)            Contracts that impose a Lien (other than a Permitted Lien);

(k)           joint venture agreements or other agreements involving the sharing of profits;

(l)            leases pursuant to which material tangible personal property is leased to or from the Company and which provide for payments by or to the Company of more than $50,000 per year;

(m)          any Contracts relating to capital expenditures with respect to the Company and involving future payments by the Company of more than $50,000 per year; and

(n)           any Contracts relating to the disposition of any material assets, properties, or rights of the Company (other than sales of inventory in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other person (other than purchases of inventory in the Ordinary Course of Business);

(o)           any Contracts relating to the granting by the Company of a power of attorney;

(p)           any Contracts that include, relate to or involve (A) indemnification by the Company of any Person (other than standard course of indemnification given in the Ordinary Course of Business), (B) a restriction of the solicitation, hiring, or engagement of any Person or the solicitation of any customer of the Company or any Subsidiary, or (C) any Affiliate or any family member of any Seller;

(q)           any Contracts that involve the ownership, license, right to use, or restriction regarding the use of any Intellectual Property or Intellectual Property right other than those solely for Open Source Software and/or Off-the-Shelf Software;

(r)            all Contracts relating to the settlement of any action or threatened action involving the Company at any time in the five (5) years prior to the Closing Date;

(s)           any Contract that cannot be cancelled or terminated without penalty or without more than ninety (90) days’ notice;

(t)            any Contract requiring any source code of the Company to be escrowed or other agreement that could require or lead to the disclosure of any source code owned by the Company to a third party;

(u)           any Contract that involves any Governmental Authority;

(v)           any Contract that was not entered into in the Ordinary Course of Business and which create an obligation of the Company of more than $200,000 per year; or

(w)          any Key Contract.

Except as set forth in Section 3.14 of the Disclosure Schedule, with respect to all Material Contracts, the Company is not in breach thereof or default thereunder nor, to the Company’s Knowledge, is any other party to any such Material Contract in breach thereof or default thereunder, nor does any condition exist under any Material Contract or any event which, with the giving of notice or the lapse of time, would constitute such a Company breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. Each of the Material Contracts is a valid and binding obligation of the Company, is in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company, in accordance with its terms. The Company has not assigned, delegated or otherwise transferred any interests in any Material Contract. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Material Contract, and the Company has not received written (or to the Company’s Knowledge, oral) notice that any party to any Material Contract intends to terminate, cancel, re-negotiate, or materially modify the terms of any such Material Contract other than in the Ordinary Course of Business.

3.15         Compliance with Laws.

(a)           Except as set forth in Section 3.15(a)of the Disclosure Schedule and except that no representation is made in this Section 3.15 with respect to the matters described in Section 3.13, the Company is currently, and has been for the past three (3) years, in compliance with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the Company and the Business. The Company has not received, from any Person, Governmental Authority, or any regulatory or self-regulatory entity, any notice of any claims of, or been charged with, the violation of any Applicable Laws.

(b)           Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Company has all permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of the Business. To the Company’s Knowledge, no such permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of the Business will be revoked, terminated or not renewed as a result of the consummation of the transactions contemplated by this Agreement.

(c)           Except as set forth in Section 3.15(c) of the Disclosure Schedule, the Company has not received any written notice of, and to the Company’s Knowledge, the Company is not under investigation with respect to, any purported material violation of, or any prospective obligation to take material remedial action under, any such permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of the Business.

3.16         Labor Matters.

(a)           Except as set forth in Section 3.16(a) of the Disclosure Schedule, (a) to the Company’s Knowledge, the Company is in compliance with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any Governmental Authority nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending with respect to the business of the Company, (c) there is no labor strike or lockout in effect or, to the Company’s Knowledge, threatened against the Company, and the Company has never experienced any such strike or lockout, (d) there is no material charge or complaint pending against the Company before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state or local agency responsible for the prevention of unlawful employment practices, (e) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and (f) the Company is not a party to any collective bargaining agreement. The Company has not received written notice of the intent of any federal, state or local agency responsible for the enforcement of employment laws to conduct an investigation of, or relating to, the Company and, to the Company’s Knowledge, no such investigation is in progress.

(b)           The Company has made available to Buyer true and correct copies of all material written personnel policies of the Company.

(c)           To the Company’s Knowledge, no Employee at the level of Vice President or higher within the Company has notified the Company that such Employee intends to resign or retire as a result of the transactions contemplated by this Agreement.

(d)           Except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect, (i) to the Company’s Knowledge, the Company is in material compliance with all Applicable Laws pertaining to employment and employment practices with respect to each current Employee of the Company (including Applicable Laws regarding equal employment opportunity, nondiscrimination, immigration, layoffs, the payment of wages (including minimum wage and overtime compensation), meal and rest breaks, leaves of absence, benefits, and occupational safety and health) and (ii) the Company’s workforce is, and at all times since January 1, 2019, has been, appropriately and correctly classified in material compliance with all Applicable Laws governing the classification of employees, including the Fair Labor Standards Act, the Code and any other Applicable Law governing the payment of wages or the withholding and payment of Taxes withheld from wages as required by Applicable Law.

(e)           Section 3.16(e) of the Disclosure Schedule sets forth a list, as of the date hereof, of all individuals who are employees, leased employees, independent contractors (including contractors providing services under reseller or similar agreements) or individual independent contractors of the Company who received compensation or other payments, directly or indirectly, from the Company, and sets forth for each such individual the following: (i) name; (ii) if an employee or leased employee, title or position (including whether full or part time); (iii) hire or retention date; (iv) current annual base compensation rate; and (v) exempt or non-exempt status. To the Company’s Knowledge, none of the Persons listed on such schedule is (i) in violation of any contractual obligation to a former employer or other party relating to the right of such Person to be employed or engaged by the Company, (ii) bound by any obligation to any other Person that materially affects or could affect the listed Person’s employment or engagement with the Company, or (iii) part of any threatened or pending claim by any Person regarding the listed Person and his or her role with the Company or the Business.

(f)            All compensation, including wages, commissions and bonuses, payable to employees, individual independent contractors (including contractors providing services under reseller or similar agreements) or individual independent contractors of the Company for services performed on or prior to the date of the Interim Financial Statements have been paid in full or accrued in the Interim Financial Statements for periods through the date thereof.

(g)           The Company is not a party, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, nor has there ever been, any Union representing or purporting to represent, any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. The Company does not have a duty to bargain with any Union.

(h)           All individuals characterized and treated by the Company as independent contractors are properly treated as independent contractors under all Applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Proceedings against the Company pending, or threatened in writing to be brought or filed by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, volunteer, intern or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under Applicable Laws.

(i)            The Company has complied with the WARN Act and has no plans to undertake any action in the future that would trigger the WARN Act.

3.17         Environmental Matters. Except as set forth in Section 3.17 of the Disclosure Schedule, (a) in the past three (3) years, the Company has not received any written notice alleging any violation of, or any liability relating to, any Environmental Laws, (b) the Company is in material compliance with all applicable Environmental Laws, (c) the Company has obtained, and is in compliance with, all governmental environmental permits, registrations and authorizations required under Environmental Laws for the operation of the Business, (d) the Company has not released Hazardous Substances into the soil or groundwater at, under or from the Leased Real Property, or any real property previously operated or leased by the Company, which requires investigation or remediation by the Company under applicable Environmental Laws, (e) the Company has not entered into, agreed to or is subject to any Order of any Governmental Authority under any Environmental Laws and (f) the Company has made available to Buyer true and complete copies of all material environmental documents in its possession or control concerning the Leased Real Property or which relate to the Company’s compliance with or liability under Environmental Laws. The Company has not retained or assumed any Liabilities or obligations of third parties under Environmental Law.

3.18         Transactions with Affiliates. Except as set forth on Section 3.18 of the Disclosure Schedule, no (a) Seller, (b) any Affiliate of any Seller or the Company or (c) any of any Seller’s or any Seller’s Affiliate’s directors or officers (collectively, including each Seller, the “Seller Affiliates”): (a) is involved in any business arrangement or relationship with the Company other than employment arrangements entered into in the Ordinary Course of Business, (b) owns any property or right, tangible or intangible, which is used by the Company in the Business, or (c) owes any money to, or is owed any money by, the Company (other than compensation and benefits owed by the Company to its employees in the Ordinary Course of Business). Except as set forth in Section 3.18 of the Disclosure Schedule, there are no Contracts between the Company, on the one hand, and any Seller or any Seller Affiliate, on the other hand, other than employment- and employee benefits-related Contracts.

3.19         Insurance.

(a)           Section 3.19 of the Disclosure Schedule lists each insurance policy currently in effect that is maintained by the Company, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect and the Company is not in material breach or material default thereunder. True and complete copies of all such insurance policies have been made available to the Buyer. The Company has not received any written notice from the insurer with respect to the cancellation of any such insurance policy or any anticipated increase in any premium related thereto. All premiums that are due and payable on such policies have been paid or accrued on the Financial Statements, and no insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any such policy. At no time has any insurance policy of the Company been cancelled, and, except as was replaced with a different insurance policy, no insurance provider has ever refused to renew an insurance policy of the Company.

(b)           There are no claims pending under any of such insurance policies, and no such claim has been made under any of such insurance policies in the last three (3) years, including, but not limited to, all claims denied by any insurance carrier of the Company or being covered under a reservation of rights letter.

3.20         Brokers. Except as set forth in Section 3.20 of the Disclosure Schedule, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or any of its directors, officers, employees, representatives or agents.

3.21         Resellers; Affiliates; Vendors.

(a)           Section 3.21(a) of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) resellers of the Company for the year ended December 31, 2020 and for the interim period ending on September 30, 2021, including sales by such reseller during each such period, as measured by the aggregate revenue received by Company from such reseller during such periods (the “Top Resellers”). None of the Top Resellers has cancelled, terminated or otherwise materially altered its relationship with the Company and none of the Top Resellers has threatened to cancel, terminate or otherwise materially alter its relationship with the Company. There is no dispute between the Company and any Top Reseller and, to the Company’s Knowledge, no Top Reseller intends to terminate or materially limit or reduce its business relations with the Company or otherwise materially change its business relationship with the Company.

(b)           Section 3.21(b) of the Disclosure Schedule sets forth a complete and accurate list of the top twenty (20) third-party marketing affiliates of the Company for the year ended December 31, 2020 and for the interim period ending on September 30, 2021, including the Company’s aggregate payments thereto during each such period, as measured by the aggregate payments by Company to such affiliates during such periods (the “Top Affiliates”). None of the Top Affiliates has cancelled, terminated or otherwise materially altered its relationship with the Company and none of the Top Affiliates has threatened to cancel, terminate or otherwise materially alter its relationship with the Company. There is no dispute between the Company and any Top Affiliate and, to the Company’s Knowledge, no Top Affiliate intends to terminate or materially limit or reduce its business relations with the Company or otherwise materially change its business relationship with the Company.

(c)           Section 3.21(c) of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of materials, products or services of the Company for the year ended December 31, 2020 and for the interim period ending on September 30, 2021, including the Company’s aggregate purchases therefrom during each such period, as measured by the aggregate purchases made by the Company from such vendors during such periods (the “Top Vendors”). None of the Top Vendors has cancelled, terminated or otherwise materially altered its relationship with the Company and none of the Top Vendors has threatened to cancel, terminate or otherwise materially alter its relationship with the Company. There is no dispute between the Company and any Top Vendor and, to the Company’s Knowledge, no Top Vendor intends to terminate or materially limit or reduce its business relations with the Company or otherwise materially change its business relationship with the Company.

3.22         Orders Restricting Business Activities. Except as set forth on Section 3.22 of the Disclosure Schedule, there is no Order or comparable obligation currently or previously binding upon the Company that restricts, or would reasonably be expected to have the effect of restricting, any business practice of the Company, acquisition of property by the Company or the operation of the Business by the Company or limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area.

3.23         Foreign Corrupt Practices Act; Improper Payments.

(a)           Neither the Company nor any of its directors, managers, officers, employees or, to the Company’s Knowledge, agents, have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person.

(b)           Neither the Company nor any of its directors, managers, officers, employees or, to the Company’s Knowledge, agents, have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has not violated the FCPA or any other anti-bribery or anti-corruption Applicable Law. No officers, managers, directors or employees of the Company are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Applicable Law.

3.24         Financial Accounts. Section 3.24 of the Disclosure Schedule sets forth a true and complete list, as of the Closing, of (a) the names and locations of each bank, or similar financial institution, with which the Company has a bank, investment, securities and brokerage accounts or safe deposit box and the numbers of such accounts and safe deposit boxes maintained by the Company and (b) the names of all Persons authorized to draw on each account or to have access to each safe deposit box.

3.25         No Claims. Except as set forth on Section 3.25 of the Disclosure Schedule, no employee, manager, officer or director of the Company, any Seller or any of their Affiliates has any claim of any kind against the Company, except in the case of any actual employee of the Company for accrued compensation and reimbursement of expenses that were incurred in the Ordinary Course of Business, substantially consistent with past practice and which are set forth with particularity in the Disclosure Schedule.

3.26         COVID-19 Matters. Except as set forth in Section 3.26 of the Disclosure Schedule:

(a)           The Company has not claimed any Tax credit or deferral pursuant to any COVID-19 Law, or taken any other action, that would, or would reasonably be expected to, impair the eligibility of Company or any of its Affiliates to claim any payroll tax credit or deferral with respect to the Business that is permitted by any COVID-19 Law.

(b)           To the Company’s Knowledge, the Company is in compliance in all material respects with any and all COVID-19 Measures applicable to any location in which the Company operates, and Applicable Laws regarding COVID-19 employment leave.

(c)           To the Company’s Knowledge, no event has occurred and no condition exists that would materially interfere with or materially impede the availability of the Company’s workforce to conduct the Business. The Company has not implemented, and has no plans to implement, any material reductions in hours, furloughs, or salary reductions in connection with COVID-19 that would (i) cause any employee currently classified as “exempt” under federal and state Applicable Law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, state, or local minimum wage.

3.27         Exclusivity of Representations. The representations and warranties made by Seller Parties in this Agreement are the exclusive representations and warranties made by Seller Parties. Seller Parties hereby disclaim any other express or implied representations or warranties, including without limitation, regarding any financial projections or other forward-looking statements provided by or on behalf of Seller Parties or the Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the Agreement Date and as of the Closing Date.

4.1           Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has all requisite entity power and authority to own, lease and operate its properties and carry on its business as now being conducted.

4.2           Authority of Buyer. Buyer has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by (i) Applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws from time to time in effect which affect creditors’ rights generally, or (ii) legal or equitable limitations on the availability of specific remedies.

4.3           No Violation; Consents and Approvals. The consummation of the transactions contemplated hereby and the performance by Buyer of its obligations hereunder will not: (a) violate or conflict with any Charter Documents of the Buyer, (b) result in a material breach or constitute a material default under any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound, (c) result in any material violation of any Applicable Law or (d) require the consent, authorization or approval of, or require any notification to, any Person that is necessary for the consummation of the transactions contemplated hereby, except as required pursuant to Applicable Laws relating to securities.

4.4           Litigation. There is no Proceeding pending, or to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to restrain, enjoin, prevent, hinder, delay, condition or prohibit the consummation of the transactions contemplated hereby.

4.5           Restricted Securities. Buyer understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4.6           Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

4.7           Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its partners, officers, employees, representatives or agents.

4.8           Acknowledgement of Buyer. Buyer acknowledges that the representations and warranties made by each Seller and the Company respectively in this Agreement are the exclusive representations and warranties made by them. Buyer further acknowledges and agrees that Seller Parties and the Company disclaim any other express or implied representations or warranties. Buyer acknowledges and agrees that it has received and carefully reviewed information regarding the Company and the Shares and has, to the extent it has deemed necessary or advisable, reviewed that information and this Agreement with its investment, Tax, accounting and legal advisors. Buyer and such advisors have been given a full opportunity to ask questions of and to receive answers from each Seller and the Company concerning the acquisition of the Shares and the Company and have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished to Buyer concerning an investment in the Shares as Buyer or such advisors have requested.

Article V
COVENANTS OF THE PARTIES

5.1           Conduct of the Company’s Business. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company will conduct its business and operations solely in the Ordinary Course of Business consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided by this Agreement and as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not:

(a)           create, incur, assume or guarantee any Indebtedness, other than in the Ordinary Course of Business and consistent with past practice;

(b)           issue, sell, deliver, redeem or purchase any of its equity securities, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, or amend any terms of any such equity securities or agreements;

(c)           effect any recapitalization, reorganization, stock split, stock combination, stock reclassification or any similar action or like change in the capitalization of Company, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

(d)           adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity interests, as the case may be, or any option, warrant, preemptive right, call, or right relating thereto;

(e)           increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay), present or former managers, directors, officers or employees, except as may be required by any existing Company Plan, agreement or arrangement disclosed to Buyer in the Disclosure Schedule, or to employees who are not officers in accordance with the Company’s Ordinary Course of Business consistent with past practice;

(f)            enter into, adopt, terminate or amend any Company Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, except as required by Applicable Law;

(g)           (i) sell, lease, transfer or otherwise dispose of any of its material properties, assets or rights, other than (1) sales or licenses in the Ordinary Course of Business consistent with past practice, (2) dispositions of obsolete or unsalable inventory or equipment or (3) transfers of other material properties, assets or rights in an amount not to exceed $100,000 in value individually or $200,000 in the aggregate; (ii) permit, allow or suffer any of its material properties or assets to be subjected to any Lien, restriction or charge other than Permitted Liens; (iii) acquire any properties, assets or rights in an amount in excess of $100,000 individually or $200,000 in the aggregate, other than in the Ordinary Course of Business; or (iv) lease any properties with annual base rent in excess of $100,000, other than renewals of existing leases in the Ordinary Course of Business;

(h)           acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company, taken as a whole;

(i)            enter into, modify or amend in any material respect or terminate any material Real Property Lease (except modifications or amendments in connection with renewals of leases and other modifications, amendments and terminations in the ordinary course of business) or any other Material Contract;

(j)            waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;

(k)           cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(l)            effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company;

(m)          amend its Charter Documents;

(n)           change any of the accounting, financial reporting or tax principles, practices or methods used by Company, except as may be required in order to comply with changes in Applicable Law;

(o)           make or authorize any capital expenditures or commitment for capital expenditures in excess of $100,000;

(p)           permit the Company or any Subsidiary to dissolve, wind-up or liquidate;

(q)           fail to renew or permit to lapse any insurance policy;

(r)            apply for a loan or enter into any loan agreement, promissory note or similar arrangement under the PPP or other similar arrangement under any COVID-19 Law, or take any other action in respect of any of the foregoing;

(s)           (i) make, change, revoke or rescind any Tax election, (ii) adopt or change any Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) amend any income or other Tax Return or file any claim for an income or other Tax refund, (v) enter into any closing agreement or settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability or (vi) change any other material practice or procedure relating to any Tax matter (including any practice or procedure that affects (A) the computation of any Taxes owed by the Company or any of its owners to any Governmental Authority, (B) the manner in which the Company prepares and files any Tax Returns, and/or (C) the date on which the Company remits any Taxes it owes to a Governmental Authority); or

(t)            agree, whether in writing or otherwise, to do any of the foregoing.

5.2           Access to Information Prior to the Closing.

(a)           During the period from the date of this Agreement through the Closing Date, the Company shall give Buyer and its agents and authorized representatives (including prospective lenders) reasonable access to all offices, facilities, books and records, officers, employees and advisors of the Company as Buyer may reasonably request during normal business hours and, during such period, shall furnish such information concerning the Business, properties and personnel of the Company as Buyer may reasonably request.

(b)           Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be “Evaluation Material” as defined in that certain Confidentiality Agreement dated as of March 5, 2021 between the Company and Buyer (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with, and be subject to the terms of, the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof. In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material and complying with the non-solicitation/non-hiring obligations set forth therein.

5.3           Confidentiality.

(a)           From and after the Closing Date, any and all of the Company’s proprietary or confidential information, including all trade secrets of the Company (“Protected Information”), shall be kept confidential by the Seller Parties and their respective Affiliates, except (i) to the extent information is disclosed pursuant to any Order, as required in any Proceeding, or as otherwise required by Applicable Law; provided, that such Seller Party or such Affiliate shall notify Buyer promptly of such requirement so that Buyer may seek an appropriate protective order; provided, further, that if such disclosure is required, such Seller Party or Affiliate shall reasonably assist Buyer, at Buyer’s expense, in any effort of Buyer to obtain an Order or other assurance that confidential treatment shall be accorded to such portion of the Protected Information required to be disclosed, or (ii) to the extent information is disclosed following receipt of the written consent of  Buyer to such disclosure being made. Protected Information shall not include information (i) that is or becomes generally available to the public other than as a result of a breach of this Section 5.3, (ii) that is acquired following the Closing by such Seller Party or Affiliate on a non-confidential basis other than as a result of a breach of this Section 5.3, or (iii) information that such Seller Party or Affiliate independently creates or discovers without use of Protected Information. From and after the Closing, each Seller Party and their respective Affiliates shall refrain from using any of the Protected Information except in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby or as otherwise required by Applicable Law. From and after the Closing Date, each Seller Party and their respective Affiliates shall refrain from using any of the Protected Information, except in each case in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby or as otherwise required by Applicable Law.

(b)           Notwithstanding anything contained in this Agreement to the contrary herein, the Seller Parties and their respective Affiliates may disclose this Agreement and its terms on a confidential basis to its respective legal, financial and Tax advisors, provided, in each case, that such Persons have agreed or are under professional duties to keep confidential this Agreement and its terms.

5.4           Consents. Each Party will use its commercially reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Each Party will use its commercially reasonable efforts to make or cause to be made all filings and submissions under Applicable Laws as may be required for the consummation of the transactions contemplated by this Agreement. The Parties will reasonably coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

5.5           Public Announcements.

(a)           From and after the Agreement Date until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article VIII, the Company shall not, and shall cause its representatives and Affiliates not to, issue or cause publication of any public release or announcement or public communication about the transactions contemplated by this Agreement without the prior written consent of Buyer, except as may be required by Applicable Law or the rules or regulations of any United States securities exchange. Following the Closing, neither the Seller Representative nor any Seller Party shall, and shall cause its representatives and Affiliates not to, issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer, except as may be required by Applicable Law. If any such publication or announcement is required by Applicable Law, the Seller Representative and/or Company shall provide Buyer with an opportunity to review the intended communication and consider in good faith any modifications that are requested by Buyer.

(b)           The Buyer agrees to reasonably consult with the Seller Representative concerning any press release or other public announcement with respect to the transactions subject to this Agreement.

5.6           Notice of Events.

(a)           During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify the Company in writing if Buyer becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)           During the period prior to the Closing Date or the earlier termination of this Agreement, the Company shall promptly notify Buyer in writing if to the Company’s Knowledge, there shall be (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties contained herein had such representation or warranty been made as of the time of the Company’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Should any such event, fact or condition require any change to the Disclosure Schedule, the Company shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change.

(c)           In the event the Company delivers one or more supplements to the Disclosure Schedule pursuant to Section 5.6(b) that reflect any events facts or conditions which individually or in the aggregate would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied and Buyer does not exercise its right to terminate within five (5) Business Days after receipt of such supplement, then Buyer shall be deemed to have accepted such supplemental Disclosure Schedule, the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed by reason of such events, fact or condition and, from and after the Closing Date, no Buyer Indemnified Party shall have any claim for indemnification for any such events, facts or conditions.

5.7           Employee Matters.

(a)           Following the Closing, with the exception of the Company employees designated by Buyer to be offered employment agreements upon mutually agreeable terms, Buyer shall, or shall cause the Company to, provide those employees of Company as of immediately prior to the Agreement Date and as shall be further designated by Buyer, in its sole discretion, to continue as employees of the Company following the Closing on an at-will basis (each, a “Continuing Employee”) with: (i) an initial compensation package substantially similar to that provided to each such Continuing Employee by the Company immediately prior to the Agreement Date to the extent the same is substantially equivalent to similarly situated employees of Buyer; and (ii) upon the Buyer’s eventual integration of the Continuing Employees into the employee benefit arrangements maintained by the Buyer or its controlling Affiliate (each, a “Buyer Employee Benefit Arrangement”), eligibility to participate in such Buyer Employee Benefit Arrangements on substantially the same basis as similarly situated employees of the Buyer or its Affiliates. Following the Closing, the timing of Buyer’s roll out of offered participation in the Buyer Employee Benefit Arrangements to the Continuing Employees, shall be determined in the Buyer’s sole discretion.

(b)           As of and following the Closing Date and, to the extent allowed by Applicable Law and the terms of the subject Buyer Employee Benefit Arrangement, each such Continuing Employee shall receive credit for all service for his or her period of service with the Company prior to the Closing Date under the Buyer Employee Benefit Arrangements, including eligibility to participate, vesting and benefit accrual where length of service is relevant; provided, however, that such service (i) need not be credited to the extent that (A) it would result in duplication of coverage or benefits, or (B) it was not recognized under the corresponding Benefit Plan, and (B) the Buyer and its Affiliates shall not be required to recognize such service for benefit accrual purposes under any Buyer Employee Benefit Arrangement that is a defined benefit pension plan.

(c)           The Continuing Employees are not third-party beneficiaries of the provisions of this Section 5.7, and nothing herein expressed or implied will give or be construed to give any Continuing Employee or any other Person (other than the parties hereto) any legal or equitable rights hereunder. Subject to any written employment or other Contracts to the contrary, nothing contained in this Section 5.7, however, will prohibit the Company or the Buyer from terminating at will any such Continuing Employees for any reason or no reason following the Closing. Nothing in this Section 5.7 will be construed as an amendment to any Benefit Plan or Buyer Employer Benefit Arrangement or any other compensation or benefit plans maintained by the Buyer, the Company or its successor (or any of their Affiliates) prior to or following the Closing Date.

5.8           R&W Insurance Policy. At Closing, Buyer will obtain a R&W Insurance Policy with a coverage limit not to exceed $17,500,000 and that contains terms and conditions that are mutually acceptable to the Buyer and the Seller Representative, including (a) coverage of all representations and warranties contained in Article II, Article III and Article IV, in each case, subject to any exclusions and limitations contained therein, (b) a retention amount not to exceed $1,750,000 and (c) terms to the effect that the R&W Insurer (i) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller Parties with respect to any claim made by any insured thereunder (other than in the case of Fraud) and (ii) agrees that Buyer has no obligation to pursue any claim against the Seller or the Company in connection with any Damages. Without the prior written consent of Seller Representative, Buyer shall not amend, terminate or modify the R&W Insurance Policy in a manner that would adversely affect any Seller, including modifying, amending or waiving the subrogation provisions in the R&W Insurance Policy that relate to any Seller. Notwithstanding that Buyer has obtained the R&W Insurance Policy and may have effected any related advancements in connection therewith, fifty percent (50%) of all fees, costs and premiums, including surplus lines taxes, that are required to be paid to the insurer under the R&W Insurance Policy for the full term of the R&W Insurance Policy and to the insurance brokerage for arranging, negotiating and placing the R&W Insurance Policy (collectively, the “R&W Premium”), shall be borne by the Sellers, as a Company Transaction Expense and shall be paid at Closing.

5.9           Tax Matters.

(a)           Seller Representative shall prepare and file, or cause to be prepared and filed, all federal, state, local, and foreign income Tax Returns required to be filed after the Closing Date by or with respect to the Company for any taxable period ending on or before the Closing Date; provided that at least thirty (30) days prior to the due date (taking into account any valid extensions) for filing any such Tax Return, Seller Representative shall deliver a draft of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Except as otherwise provided in this Section 5.9(a), Buyer and the Company shall prepare and file, or cause to be prepared and filed, all other federal, state, local, and foreign Tax Returns required to be filed by or with respect to the Company after the Closing Date; provided that at least thirty (30) days prior to the due date (taking into account any valid extensions) for filing any such Tax Return, including any Straddle Period, Buyer and the Company shall deliver a draft of such Tax Return to Seller Representative for Seller Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)           To the maximum extent allowed by Applicable Law, Sellers, Buyer and the Company shall report all Transaction Tax Deductions, to the extent deductible, as attributable to the Pre-Closing Tax Period, and, unless otherwise required by Applicable Law, shall prepare any Tax Returns and claim any applicable refunds, credits, or net operating losses accordingly. Buyer and the Company shall not make any ratable allocation election under Treasury Regulation 1.1502-76(b)(2)(ii) or (iii) (or any similar provision of Applicable Law) with respect to the Pre-Closing Tax Period.

(c)           Unless otherwise required by Applicable Law, Buyer and the Company shall not (i) file any amended Tax Return with respect to a Pre-Closing Tax Period, (ii) take any action that would extend the applicable statute of limitations for any Taxes or Tax Return of the Company for any Pre-Closing Tax Period, (iii) file, amend or revoke any Tax election of the Company for a Pre-Closing Tax Period, (iv) surrender any right to claim a refund of Taxes relating to the Company relating to any Pre-Closing Tax Period, or (v) make any election under Section 338(g) of the Code with respect to the transactions contemplated by this Agreement, in each case without the written consent of Seller Representative, which consent shall not be unreasonably withheld.

(d)           At the reasonable request of Seller Representative, to the extent supported by Applicable Law, Buyer and the Company shall apply for any Tax refund available to the Company for the Pre-Closing Tax Period, except to the extent any such refund or credit arose as the result of a carryback of a net operating losses, capital losses or other Tax attributes from a Taxable Period or portion thereof beginning after the Closing Date. Any Tax refunds that are received after the Closing by the Company, and any amounts credited against Taxes in lieu of a refund to which the Company becomes entitled, that in either case are attributable to the Pre-Closing Tax Period, other than amounts arising from losses, deductions, credits, expenses or other Tax items attributable to the operations of Buyer or any of its Affiliates after the Closing, shall be for the accounts of Sellers (each in respect of their Pro Rata Share). Buyer shall pay over to Sellers (each in respect of their Pro Rata Share) the amount of any such refund or such credit, net of any increased Tax liability of Buyer or any of its Affiliates by reason of the receipt of such refunds or credits, and net of any reasonable expenses of obtaining such refunds or credits, within ten (10) days after receipt thereof or entitlement thereto.  For the avoidance of doubt, neither Buyer nor its Affiliates (including the Company) shall have any obligation to reimburse or otherwise make any payment under this Agreement to the Sellers, the Seller Representative or any other Person as a result of the availability or utilization in a Tax period (or portion of a Tax Period) beginning after the Closing Date of any net operating loss or other Tax attribute of the Company that is attributable to any Pre-Closing Tax Period.

(e)           The Buyer, the Sellers and the Seller Representative agree that the Company’s taxable year end for U.S. federal income Tax purposes shall end as of the Closing Date, and Buyer shall cause the Company to join the Buyer’s (or its parent corporation’s, if any) “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) for purposes of U.S. federal income Taxes effective as of the beginning of the date following the Closing Date, each to the extent permitted by Applicable Law. Each party hereto shall file all Tax Returns consistently with this Tax treatment and shall not take any position inconsistent therewith, unless otherwise required by Applicable Law.

(f)            Each of the Buyer, on one hand, and the Seller Representative, on the other hand, shall notify the other in writing within ten (10) days of the receipt of any written notice of any inquiries, audits, examinations, assessments, or proceedings from any Tax authority with respect to Taxes of the Company for which the Sellers would be required to indemnify any Buyer Indemnified Party pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”). Seller Representative may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Matter relating solely to a Tax period ending on or before the Closing Date (but not a Straddle Period, which is governed by Section 5.9(g). If Seller Representative assumes such defense, Seller Representative shall have the authority, with respect to such Tax Matter, to represent the interests of the Company before the relevant Tax authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Seller Representative. Seller Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects or may adversely affect the Tax liability of Buyer, the Company or any Affiliate of any of the foregoing for any Tax period ending after the Closing Date, including any Straddle Period, without the prior written consent of Buyer. Seller Representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer or Buyer’s counsel to consult with the Seller Representative regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Tax authority.

(g)           Buyer has the right to represent the interests of the Company before the relevant Tax authority with respect to any inquiry, audit, examination, assessment, proceeding or other similar event relating to a Straddle Period (a “Straddle Period Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If Sellers would be required to indemnify any Buyer Indemnified Party pursuant to this Agreement with respect to such Straddle Period Tax Matter then: (i) Seller Representative shall have the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, (ii) Buyer shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) Buyer shall keep the Seller Representative informed with respect to the commencement, status, and nature of any such Straddle Period Tax Matter, and will, in good faith, allow Seller Representative or its counsel to consult with Buyer regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Tax authority.

(h)           Buyer shall and shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to the Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller Representative, any extension thereof) for the respective taxable periods. Seller Representative, on the one hand, and Buyer and the Company, on the other hand, shall (i) assist the other Parties in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.9(a), (ii) assist the other Parties in conducting any Tax audit, claim, investigation or other proceeding which such other party is responsible for conducting, (iii) provide access during normal business hours to the books and records of such Party relating to the Taxes of the Company prior to the Closing Date, and (iv) timely provide to the other Parties powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 5.9.

(i)            Each of the Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other proceeding in respect of Taxes of the Company, Buyer or any Seller, as the case may be. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Buyer and Sellers shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company (including any predecessors thereof) for any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

(j)            All Tax sharing, allocation, and indemnity agreements and similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability or obligation thereunder.

(k)           Notwithstanding anything to the contrary in this Agreement, following the Closing, Buyer, on behalf of the Company, shall have the right to contact the state and local taxing authorities in the states identified on Schedule 5.9(k)  (“Taxing Authorities”) with respect to the Company's income, sales and use and other state and local Taxes related to Pre-Closing Tax Periods and enter into a “voluntary disclosure agreement” or other similar program with any such Taxing Authority with respect to such sales and use taxes attributable to a Pre-Closing Tax Period (each, a “VDA Proceeding”). Buyer shall have the right to control in any process or proceeding (including the amendment, preparation and filing of sales and use Tax Returns) relating to any VDA Proceeding; provided, however: (i) the Seller Representative shall have the right (but not the duty), solely at the Sellers’ expense to (A) participate in any VDA Proceeding, (B) attend any meetings or conferences with any Taxing Authority relating to a VDA Proceeding, (C) consult with Buyer concerning the conduct of a VDA Proceeding, and (D) employ counsel to assist with a VDA Proceeding; (ii) at least fifteen (15) Business Days prior to the submission of any letters, documents, or calculations to a Taxing Authority in connection with a VDA Proceeding, Buyer shall provide Seller Representative with a reasonable opportunity to comment on any such materials prepared or furnished in connection with such VDA Proceeding prior to the submission of such materials and shall incorporate reasonable comments made by Seller Representative with respect thereto; and (iii) Buyer shall keep Seller Representative reasonably informed of the status of any VDA Proceeding throughout the process of such VDA Proceeding. Notwithstanding anything to the contrary in this Agreement, including this Section 5.9(k), other than relating to the filing of any Tax Returns for any Tax period ending after the Closing Date, unless otherwise required by Applicable Law, Buyer shall not contact any state or local taxing authority in any state not identified on Schedule 5.9(k) with respect to the Company's income, sales and use and other state and local Taxes related to Pre-Closing Tax Periods or participate in any VDA Proceeding without the consent of Seller Representative, which consent shall not be unreasonably withheld; provided, that, Seller Representative’s withholding of consent shall not be deemed to be unreasonable if the Buyer’s proposed VDA Proceeding relates to a state with a potential Tax exposure of less than $25,000, unless the Company has any employees in or any other physical nexus with respect to any such state.

(l)            In the event of a conflict between the provisions of this Section 5.9 and any other provision of this Agreement, this Section 5.9 shall control.

5.10         No Solicitation of Transactions. Except as otherwise contemplated in this Agreement, the Seller Parties shall not and shall cause the Company not to, directly or indirectly, take (and the Seller Parties shall not authorize any of its or their respective directors, managers, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives or, to the extent within the Company’s control, other Affiliates to take) any action to (a) solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (c) participate in any way in negotiations with, or furnish any information to, any Person in connection with, or the making of any proposal that constitutes an Acquisition Proposal. Upon execution of this Agreement, the Seller Parties shall, and shall cause the Company to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal other than in connection with the transactions contemplated hereby.

5.11         Non-Competition; Non-Solicitation.

(a)           Each of the Seller Parties (each, a “Restricted Party” and collectively, the “Restricted Parties”) hereby acknowledges that it is familiar with the Company’s trade secrets and with other Protected Information. Each Restricted Party acknowledges and agrees that the Company and Buyer would be irreparably damaged if it were to provide services to or otherwise participate in the business of any Person competing with the Company in a similar business and that any such competition by any Restricted Party would result in a significant loss of goodwill by the Company and Buyer. Each Restricted Party further acknowledges and agrees that the covenants and agreements set forth in this Section 5.11 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, that Buyer would not have entered into this Agreement but for the covenants and agreements of the Restricted Parties set forth in this Section 5.11 and that Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Restricted Party breached the provisions of this Section 5.11. The obligations of the Restricted Parties hereunder shall be independent of and in addition to any similar obligations of the Restricted Parties under any separate agreement with Buyer or its Affiliates.

(b)           Each Restricted Party agrees that from the Closing Date until the five (5) year anniversary of the Closing (the “Restricted Period”), he shall not, directly or indirectly, own any interest in, invest in, manage, control, finance, participate in (whether as an officer, director, shareholder, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories, in any business engaged directly or indirectly in the Business or any other business that is competitive with the Business; provided that nothing herein shall prohibit the Restricted Parties or any of their Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. Each Restricted Party acknowledges that the Company’s business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s business being sold by the Restricted Parties pursuant to this Agreement.

(c)           Each Restricted Party agrees that during the Restricted Period, it shall not, directly or indirectly, through another Person, (i) induce or attempt to induce any employee or independent contractor of the Company or its Affiliates to leave the employ of or engagement by the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee or independent contractor thereof, (ii) hire or engage, offer to hire or engage or assist others to hire or engage or offer to hire or engage any person who was an employee or independent contractor of the Company or its Affiliates at any time during the twelve (12) month period immediately prior to the date on which such hiring or engagement would take place, or (iii) call on, solicit or service any current or prospective customer, reseller, affiliate, client, or independent contractor of the Company or its Affiliates (including any Person that was a customer, reseller, affiliate, client, or independent contractor of the Company or its Affiliates at any time during the twelve (12) month period immediately prior to such call, solicitation or service), induce or attempt to induce such Person to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such customer, reseller, affiliate, client, or independent contractor and the Company or its Affiliates (including making any negative statements or communications about the Company or its Affiliates) in a manner harmful to the Company or its Affiliates; provided, however, that nothing in this Section 5.11(c)(ii) will apply to: (A) any individual who responds to general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not specifically directed at any employee of the Company); or (B) in the case of Section 5.11(c)(i) or (ii), hiring or inducing or assisting any other Person in hiring any individual that was an employee of the Company after such individual’s employment has been terminated by the Company.

(d)           Each Restricted Party agrees that it shall not, except done in good faith in any claim, suit, action or proceeding against Buyer or the Company, (i) make any negative statement or communication regarding Buyer, the Company or any of their respective Affiliates or employees with the intent to harm the Company or Buyer or (ii) make any derogatory or disparaging statement or communication regarding Buyer, the Company or any of their respective Affiliates or employees. Nothing in this Section 5.11(d) shall limit any of a Restricted Party’s ability to make true and accurate statements or communications in connection with any disclosure that is required pursuant to Applicable Law.

(e)           If, at the time of enforcement of the covenants contained in this Section 5.11 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Applicable Law. Each Restricted Party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by Buyer hereunder.

(f)            If any Restricted Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Company or any of their respective Affiliates at law or in equity:

(i)            the right and remedy of injunction, to have the Restrictive Covenants specifically enforced and/or other equitable relief by any court of competent jurisdiction, without the necessity of proving actual harm or posting a bond or other security therefor, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and Buyer and that money damages would not provide an adequate remedy to the Company or Buyer; and

(ii)           the right and remedy to require such Restricted Party to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(g)           The rights and remedies set forth in this Section 5.11 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Company or any of their respective Affiliates at law or in equity.

(h)           In the event of any breach or violation by a Restricted Party of any of the Restrictive Covenants, the time period of such covenant shall be tolled with respect to such Restricted Party until such breach or violation is resolved.

5.12         Section 280G.

(a)           The Company shall deliver to Buyer a copy of a customary analysis with respect to each “disqualified individual” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (each a “Disqualified Individual”) with respect to the Company and any payment(s) or benefit(s) that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (each a “Parachute Payment”) in connection with the transactions contemplated by this Agreement (including any potential payments or benefits, that are not reasonably expected to be “reasonable compensation” for services to be rendered on or after the Closing as described in Section 280G(b)(4) of the Code and Treasury Regulations Section 1.280G-1 Q/A-5(a)(5) and Q/A-40, pursuant to any plans, agreements, or other arrangements of the Buyer or its Affiliates, the material terms of which will be provided to the Company no later than ten (10) days after the Agreement Date), which identifies whether any Disqualified Individual would receive any “excess parachute payment” as defined in Section 280G(b)(1) of the Code (an “Excess Parachute Payment”).

(b)           On the Closing Date and prior to the Closing, (i) the Company shall use commercially reasonable efforts to obtain a Parachute Payment Waiver, in the form approved by Buyer, from each Disqualified Individual who would reasonably be expected to receive any Excess Parachute Payments in connection with the transaction resulting from this Agreement, and (ii) with respect to each Parachute Payment Waiver received, if any, as soon as practicable following the receipt of the Parachute Payment Waivers (if any), the Company shall submit the payments waived under the Parachute Payment Waivers to the holders of the Shares for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the foregoing actions, a “280G Vote”). Prior to the Closing Date, if Parachute Payment Waivers are obtained and a 280G Vote is taken, the Company shall deliver to the Buyer evidence reasonably satisfactory to the Buyer, (A) that a 280G Vote was solicited and (B) the result of such 280G Vote. The Company shall provide drafts to the Buyer of the form of the Parachute Payment Waiver, the disclosure statement, and any other materials to be submitted to the Sellers, in each Seller’s capacity as a shareholder of the Company, in connection with the 280G Vote prior to soliciting the Parachute Payment Waivers.

5.13         Makarem Guaranty. By execution hereof, Makarem hereby fully and unconditionally guarantees to Buyer and, as applicable, the Buyer Indemnified Parties, the payment and performance of all obligations of TPC Trust, as a Seller under this Agreement. Makarem hereby agrees that each of Buyer and, as applicable, the Buyer Indemnified Parties may proceed against Makarem, as guarantor, simultaneously with or after proceeding against TPC Trust for a breach or default by such TPC Trust under or in connection with the enforcement of TPC Trust’s obligations under this Agreement, provided that Buyer or (as applicable) the Buyer Indemnified Parties first make demand upon TPC Trust with notice to Makarem. This guaranty shall not be terminated or impaired in any way by reason of the bankruptcy or insolvency of Makarem or TPC Trust. Makarem agrees that this guaranty shall be continuing, absolute and unconditional and shall remain and continue in full force and effect as to any amendment or other modification of this Agreement, except to the extent that any such amendment or modification expressly amends or modifies this Section 5.13. Should Buyer or any Buyer Indemnified Party seek to enforce the obligations of Makarem hereunder by action in any court or otherwise, Makarem waives any requirement, substantive or procedural, that Buyer or such Buyer Indemnified Party first enforce any rights or remedies against TPC Trust or any other Person liable to Buyer or such Buyer Indemnified Party for all or any part of the guaranteed obligations, including that a judgment first be rendered against TPC Trust or any other Person, or that such TPC Trust or any other Person should be joined in such cause, provided that Buyer or (as applicable) the Buyer Indemnified Parties first make demand upon TPC Trust with notice to Makarem. Such waiver shall be without prejudice to Buyer or such Buyer Indemnified Party’s right, at its option, to proceed against TPC Trust applicable to Makarem or any other Person, whether by separate action or by joinder. This guaranty is binding upon Makarem and, as applicable, Makarem’s heirs, executors, administrators, personal representatives and successors.

Article VI
CONDITIONS TO CLOSING

6.1           Conditions to the Obligations of Seller Parties, the Company and Buyer. The obligations of Seller Parties, the Company and Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following condition (or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists): no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition enjoining, restraining, prohibiting, preventing or making illegal the consummation of the transactions contemplated hereby shall be in effect.

6.2           Conditions to Seller Parties’ and the Company’s Obligations. The obligations of Seller Parties and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller Representative or the Company):

(a)           Representations and Warranties. The representations and warranties of Buyer in Article IV (in each case determined without regarding to any qualification therein as to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), except in each case for any failure of such representations or warranties to be true and correct that individually or in the aggregate would not cause or would not be reasonably likely to have a Buyer Material Adverse Effect. The Fundamental Representations in Article IV shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), other than any de minimis inaccuracies.

(b)           Performance. Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing Date.

(c)           Deliveries by Buyer. Buyer shall have delivered the deliveries required pursuant to Section 1.5(b), each in form and substance reasonably satisfactory to the Seller Representative.

6.3           Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)           Representations and Warranties. The representations and warranties regarding the Company set forth in Article III and each Seller Party set forth in Article II (in each case determined without regarding to any qualification therein as to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), except in each case for any failure of such representations or warranties to be true and correct that individually or in the aggregate would not cause or would not be reasonably likely to have a Material Adverse Effect. The Fundamental Representations in Article II and Article III shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), other than any de minimis inaccuracies.

(b)           Performance. The Company, the Seller Representative and Seller Parties shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Company and Seller Parties at or prior to the Closing.

(c)           No Material Adverse Effect. Since the date of the Interim Financial Statements, there shall not have been any change in the Company that, individually or in the aggregate, has had a Material Adverse Effect on the Company and/or the Business.

(d)           Deliveries by the Company. The Company shall have delivered the deliveries required pursuant to Section 1.5(a), each in form and substance reasonably satisfactory to Buyer.

Article VII
REMEDIES

7.1           Survival. The representations, warranties, covenants and agreements of the Company and each Seller Party, on the one hand, and Buyer, on the other hand, contained in this Agreement and the certificates delivered pursuant to this Agreement will survive the Closing but only to the extent specified below:

(a)           All covenants and agreements in this Agreement required to be performed prior to the Closing will terminate at the Closing and all other covenants and agreements in this Agreement will expire when so stated in accordance with their express terms or, if no such term is expressed, indefinitely; provided, however, that for the avoidance of doubt, the Tax covenants under Article V and any Tax indemnification under Article VII shall survive until sixty (60) days after the applicable statutes of limitations have expired with respect to each such matter addressed therein. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the survival periods set forth in this Section 7.1(a) are applicable to the Buyer Indemnified Parties’ right to indemnification against the Seller Parties in accordance with this Agreement, but are not intended to, and shall not, modify or limit the Buyer Indemnified Parties’ right to recovery under the R&W Insurance Policy in accordance with its terms.

(b)           The representations and warranties contained in Article II, Article III, Article IV of this Agreement will survive the Closing Date until the fifteen (15) month anniversary of the Closing Date and shall then terminate and be of no further force or effect; provided that, the representations and warranties of each Seller Party contained in Section 2.1 (Authority; Binding Nature of Agreement), the representations and warranties of each Seller contained in 2.3 (Ownership of Shares) and 2.4 (Brokers); the representations and warranties of the Company contained in Sections 3.1 (Organization, Power and Authority), 3.2 (Authority of the Company), 3.3 (Capitalization), 3.4 (No Subsidiaries), 3.13 (Taxes), 3.20 (Brokers) and 4.2 (Authority of Buyer) (collectively, the “Fundamental Representations”), which shall survive the Closing Date for a period equal to sixty (60) days after the applicable statute of limitations and shall then terminate and be of no further force or effect; and provided further that, the representations and warranties set forth in 2.2(b) (No Violation; Consents and Approvals), 3.5(b) (No Violation; Consents and Approvals), and 3.12 (Employee Benefit Plans) and 3.16(d) and (h) (Labor Matters) (collectively, the “Extended Representations”) shall survive the Closing Date for a period of four (4) years and shall then terminate and be of no further force or effect.

(c)           For the avoidance of doubt, none of Buyer or the Seller Parties will have any liability with respect to claims first asserted in connection with any breach of or any inaccuracy in any representation or warranty after the end of the applicable survival period; provided, however, that if an indemnification claim is asserted in writing prior to the expiration of the applicable survival period of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim (including through the date that such claim is finally concluded under the R&W Insurance Policy).

7.2           Indemnification by the Seller Parties. Subject to Section 7.1 and the other provisions and limitations in this Article VII, from and after the Closing Date, each Seller Party will, jointly and severally, indemnify and hold harmless Buyer, the Company and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of Buyer, the Company and their respective heirs and personal representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all out-of-pocket losses, costs, damages, claims, fines, penalties, expenses (including reasonable fees and expenses of outside attorneys), reasonable costs of investigation (including reasonable fees and expenses of outside accountants, consultants and experts reasonably engaged), amounts paid in settlement, court costs, and other expenses of litigation but excluding any and all internal “overhead” costs and expenses (e.g. time spent by internal personnel) incurred by any party entitled to indemnification under this Article VII (collectively, “Damages”), whether or not involving any third party claims, actually incurred by a Buyer Indemnified Party arising out of (a) any breach of any representation or warranty of the Company or a Seller Party contained in this Agreement or in any certificate delivered by or on behalf of the Company with respect thereto pursuant to this Agreement, (b) any breach by the Company or a Seller Party of any of its covenants or agreements contained in this Agreement that survive the Closing Date, (c)(i) Taxes of the Company for any Pre-Closing Tax Period, (ii) Taxes imposed on the Company as a result of it having been a member of an affiliated, consolidated or combined group prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar foreign, state or local Applicable Law, (iii) all Taxes of any other Person for which Company is or has been liable as a transferee or successor, or by Contract resulting from events, transactions or relationships occurring or existing prior to and including the Closing Date, (iv) any Taxes related to any payments of Seller Expenses, Transaction Tax Deductions or other payments of compensation otherwise paid or accrued by the Company in relation to the consummation of the transaction under this Agreement, (v) Transfer Taxes for which Sellers are responsible for pursuant to Section 9.9(b), (vi) all COVID Related Deferrals, or (vii) any Taxes owed by or imposed on Seller Parties, (d) any Company Indebtedness (but only to the extent not deducted from the Purchase Price pursuant to Section 1.3), (e) any Company Transaction Expenses (but only to the extent not deducted from the Purchase Price pursuant to Section 1.3), (f) any amount by which the Company Cash at Closing is less than the Required Cash Balance (but only to the extent not deducted from the Purchase Price pursuant to Section 1.3) and (g) any matters set forth on Schedule 7.2(g).

7.3           Indemnification by Buyer. From and after the Closing Date, Buyer will indemnify and hold harmless each Seller Party and their respective successors and permitted assigns, their respective heirs and personal representatives and the officers, employees, directors and stockholders of TPC Trust (collectively, the “Seller Indemnified Parties”) for, and will pay to Seller Indemnified Parties the amount of, any Damages, whether or not involving any third party claims, actually incurred by a Seller Indemnified Party arising out of (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer with respect thereto pursuant to this Agreement, or (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement that survive the Closing Date.

7.4           Exclusive Remedy. After the Closing, the remedies provided for in this Article VII (as limited in this Article VII) shall be the sole and exclusive remedy for Buyer Indemnified Parties for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement; provided that this Section 7.4 shall not prohibit (a) injunctive relief (including specific performance) if available under Applicable Law in accordance with Section 9.12 or (b) claims for Fraud of Seller Parties and provided further that, with respect to all claims resulting from or relating to any breach of covenant, agreement or other obligation contained in Section 5.11, any additional remedies shall be as stated in Section 5.11.

7.5           Limitations on Indemnified Parties. Notwithstanding anything herein to the contrary, the right of any Buyer Indemnified Party or Seller Indemnified Party for which indemnification is available under this Article VII (“Indemnified Party(ies)”) is limited as follows:

(a)           The Buyer Indemnified Parties will not be entitled to indemnification with respect to the matters described in Section 7.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations, the Extended Representations, or Fraud) for any Damages until the total of all such Damages for which the Buyer Indemnified Parties are entitled to indemnification therefor exceeds an amount equal to $875,000.00, which corresponds to fifty percent (50%) of the R&W Insurance Policy retention amount (the “Basket”), in which event Buyer Indemnified Parties will be entitled to indemnification for all such Damages in excess of the Basket, subject to the limitations set forth herein. For the avoidance of doubt, the Seller Parties’ liability for any Damages arising from any breach of any Fundamental Representations, the Extended Representations, Fraud or indemnifiable claims arising under Sections 7.2(b) through (g) will not be subject to the Basket.

(b)           The Seller Indemnified Parties will not be entitled to indemnification with respect to the matters described in Section 7.3(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations or Fraud) for any Damages until the total of all such Damages for which the Seller Indemnified Parties are entitled to indemnification therefor exceeds an amount equal to the Basket, in which event Seller Indemnified Parties will be entitled to indemnification for all such Damages in excess of the Basket, subject to the limitations set forth herein. For the avoidance of doubt, the Buyer’s liability for any Damages arising from any breach of any Fundamental Representations, Fraud or indemnifiable claims arising under Sections 7.3(b) will not be subject to the Basket.

(c)           A Buyer Indemnified Party’s sole recourse for Damages pursuant to the matters described in Section 7.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations, the Extended Representations or Fraud) shall be to (i) the Escrow Amount then available and (ii) the R&W Insurance Policy. Any claims for Damages made by any Buyer Indemnified Party under Section 7.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations, the Extended Representations or Fraud) of this Agreement shall be satisfied initially out of the Escrow Amount (and if (i) Seller Representative fails to dispute such claim, (ii) Seller Representative and Buyer settle such claim or (iii) Buyer receives a non-appealable court judgment for such claim, then Buyer and Seller Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer the amount of any such indemnification payment due to the Buyer Indemnified Parties in accordance with the terms hereof), to the extent of available funds under the Escrow Account, and thereafter, if the entire retention under the R&W Insurance Policy has been exhausted, by submission of claims by Buyer pursuant to the R&W Insurance Policy. For the avoidance of doubt, subject to the provisions of Sections 7.5(d) and (f) below, the Seller Parties’ liability for any Damages arising from any breach of any Fundamental Representations, Fraud or indemnifiable claims arising under Sections 7.2(b) - (g) and Buyer Indemnified Party’s recourse hereunder will not be limited by the Escrow Amount or the amount of the R&W Insurance Policy; provided, however, that notwithstanding anything else set forth in this Agreement, as to Section 7.2(g) specifically and subject to the provisions of Section 7.5(f) below, any such liability related to any special indemnity item subject to Schedule 7.2(g) shall be capped as set forth in Schedule 7.2(g).

(d)           Absent Fraud, notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Seller Parties under or related to this Agreement shall in no event exceed the Purchase Price; provided, however, absent Fraud, in no event shall any individual Seller be responsible for indemnification under this Article VII in excess of such Seller’s Pro Rata Share of proceeds received by the Sellers pursuant to this Agreement, as adjusted for the payment of the Phantom Equity Bonus Payment to Makarem pursuant to Section 1.3(f), and in no event shall Makarem’s obligations hereunder exceed the aggregate of the amount of the Phantom Equity Bonus Payment and the TPC Trust’s Pro Rata Share of proceeds received by TPC Trust pursuant to this Agreement; and further provided that, notwithstanding anything to the contrary contained in this Agreement, absent Fraud, the maximum aggregate liability of Seller Parties under or related to Section 7.2(g) shall in no event exceed the corresponding cap numbers (if any) set forth as to the respective special indemnity items on Schedule 7.2(g). For the avoidance of doubt, subject to the provisions of Section 7.5(f) below, any liability of any Seller Party related to any special indemnity item subject to Schedule 7.2(g) shall be capped as set forth in Schedule 7.2(g).

(e)           Absent Fraud, notwithstanding anything to the contrary contained in this Agreement, the maximum liability of Buyer under or related to this Agreement shall in no event exceed the Purchase Price.

(f)            There shall be no maximum liability limitation under this Article VII for indemnifiable claims hereunder arising out of or based upon Fraud.

(g)           Except with respect to Damages actually awarded to a third party in an action brought against any Indemnified Party, an Indemnified Party shall not be entitled to indemnification under this Article VII for punitive, consequential or exemplary damages.

(h)           An Indemnified Party shall not be entitled to recover Damages in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

(i)            An Indemnified Party’s right to indemnification pursuant to this Article VII on account of any Damages shall be reduced by receipt of applicable payments under insurance policies or from third parties not affiliated with the Indemnified Party (net of the expenses of recovery thereof).

7.6           Mitigation. Buyer and Seller Parties will, in connection with any claim for indemnification under Article VII, use good faith commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages. Each Party agrees that, for so long as such Party has any right of indemnification under Article VII, it will use good faith commercially reasonable effort not to, and agrees to use its good faith commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing of a Third Party Claim (any such action a “Prohibited Action”). Notwithstanding anything to the contrary herein, an Indemnifying Party shall not be obligated to indemnify an Indemnified Party for any Damages to the extent arising from any Prohibited Action.

7.7           Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article VII:

(a)           Notice of Damages by Seller Indemnified Party. As soon as is reasonably practicable after a Seller Indemnified Party obtains knowledge of any matter which has or may result in Damages, Seller Representative shall give written notice of such Damages (a “Claims Notice”) to Buyer describing the matter in reasonable detail, and indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that has been or may be suffered by the applicable Seller Indemnified Party. No delay in or failure to give a Claims Notice by Seller Representative to Buyer pursuant to this Section 7.7(a) will adversely affect any of the other rights or remedies that any Seller Party has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Seller Indemnified Party except to the extent that it is prejudiced thereby.

(b)           Notice of Damages by Buyer Indemnified Party.

(i)            Claims for Damages. Subject to the limitations set forth in this Article VII, if any Buyer Indemnified Party believes in good faith that it has a claim for indemnification (an “Indemnity Claim”), the Buyer Indemnified Party shall, promptly after it becomes aware of such Indemnity Claim, but in any event prior to the end of the relevant survival period set forth in this Article VII, notify Seller Representative, of such Indemnity Claim by means of a written notice specifying the nature, circumstances and amount of such Indemnity Claim and setting forth with reasonable particularity the underlying facts actually known or in good faith believed by the affiant to exist sufficient to establish, as of the date of such affidavit, the basis for the Indemnity Claim and setting forth Buyer’s good faith calculation of the amount of Damages incurred by the applicable Buyer Indemnified Party with respect thereto, and including copies of all written documentation in the possession of Buyer Indemnified Parties relating to the circumstances or events giving rise to such Indemnity Claim (an “Indemnity Claim Notice”). The failure by Buyer to promptly deliver an Indemnity Claim Notice under this Section 7.7(b)(i) will not adversely affect the applicable Buyer Indemnified Party’s right to indemnification except to the extent Seller Parties are prejudiced thereby. If, by 5:00 p.m., Pacific Time (Los Angeles local time), on the twentieth (20th) Business Day following receipt by Seller Representative of an Indemnity Claim Notice (the “Dispute Period”), Buyer has not received from Seller Representative notice in writing that Seller Representative objects to the Indemnity Claim (or the amount of Damages set forth therein) asserted in such Indemnity Claim Notice (a “Dispute Notice”), as the case may be, then Buyer and Seller Representative shall, subject to available funds under the Escrow Account, jointly instruct the Escrow Agent to pay to Buyer from the Escrow Amount the amount of Damages specified in the Indemnity Claim Notice, subject to the limitations contained in this Article VII.

(ii)           Disputes. If Seller Representative delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent Buyer Indemnified Parties are entitled to indemnification or reimbursement on account of such Indemnity Claim. If Buyer and Seller Representative are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, Buyer and Seller Representative shall, subject to available funds under the Escrow Account, deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to release funds from the Escrow Amount, subject to the limitations contained in this Article VII. If Buyer and Seller Representative are unable to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then the dispute may be submitted to a court of competent jurisdiction by either Buyer or Seller Representative. For all purposes of this Article VII, Buyer and Seller Representative shall cooperate with and make available to the other Party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(c)           Opportunity to Defend Third Party Claims. In the event of any claim by a third party against an Indemnified Party (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party”, provided that Seller Representative shall be deemed the Indemnifying Party for the purposes of this Section 7.7(c) if indemnification or reimbursement is sought from any Seller) shall be entitled and, if it so elects, shall (subject to the terms hereof) be obligated at its own cost and expense, (i) to take control of the defense and investigation of such Third Party Claim and (ii) to pursue the defense thereof in good faith by appropriate Proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend such Third Party Claim, and the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; such consent not to be unreasonably withheld, conditioned or delayed. In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section 7.7(c), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim. If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 7.7(c) within fourteen (14) days after delivery of the Indemnity Claim Notice in connection with such Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) (i) have the right to undertake the defense, compromise and settlement of such Third Party Claim and (ii) keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement, and the Indemnifying Party (or if the Indemnifying Party is Seller Representative, then Seller Parties, jointly and severally) shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement (including Sections 7.5 and 7.6 hereof). In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

7.8           Adjustment to Purchase Price. Any payments made pursuant to this Article VII (including from the Escrow Amount) shall be construed as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

7.9           R&W Insurance Policy.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, the Buyer acknowledges and agrees that the sole recourse of the Buyer Indemnified Parties for the indemnification obligations of the Seller Parties under Section 7.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations or the Extended Representations, or Fraud) will be pursuant to the R&W Insurance Policy and the Escrow Amount. For any claim for indemnification under Section 7.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations or the Extended Representations, or Fraud), Buyer agrees to tender such claim to the R&W Insurer under the R&W Insurance Policy and the Seller Representative will reasonably cooperate with the Buyer in order to provide the Buyer Indemnified Parties with the benefit of this Agreement and the R&W Insurance Policy.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the funds in the Escrow Account shall additionally be available to the Buyer Indemnified Parties, pursuant to the terms of the Escrow Agreement, in satisfaction of indemnifiable claims hereunder related to the Fundamental Representations, the Extended Representations, Fraud or indemnifiable claims arising under Sections 7.2(b) through (g).

7.10         Escrow Release. Within five (5) Business Days after the three (3) year anniversary of the Closing Date (the “Escrow Expiration Date”), subject to the terms of the Escrow Agreement, the Escrow Agent shall distribute to Seller Representative (for distribution to Sellers in accordance with their Pro Rata Shares) the Escrow Amount less an amount equal to the aggregate dollar amount of claims for Damages made by any Buyer Indemnified Party pursuant to Section 7.2 which are then outstanding and unresolved (the “Aggregate Outstanding Claims,” with any retained portion being referred to as the “Retained Escrow Amount”). In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Buyer Indemnified Party pursuant to Section 7.2 for Damages is resolved for any amount less than what was retained for such claim at the Escrow Expiration Date, then the Escrow Agent shall distribute to Seller Representative (for distribution to Sellers in accordance with their Pro Rata Shares) an aggregate amount of the Retained Escrow Amount equal to such difference; provided, however, that such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Buyer Indemnified Party for Damages is resolved in favor of such Buyer Indemnified Party, such Buyer Indemnified Party shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Buyer Indemnified Party, and Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent for the release of same to such Buyer Indemnified Party.

7.11         Materiality. The representations and warranties that contain any “in all material respects” or other materiality (or correlative meaning) qualifications shall be deemed to have been given as though there were no “in all material respects” or other materiality (or correlative meaning) qualification for purposes of determining the inaccuracy or breach of any representations or warranties and the amount of indemnifiable Damages caused by any such inaccuracy or breach.

Article VIII
TERMINATION

8.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)           at any time, by mutual written agreement of Seller Representative and Buyer;

(b)           at any time after December 1, 2021 (the “Outside Date”), by Seller Representative upon written notice to Buyer; provided that, the right to terminate this Agreement under this Section 8.1(b) shall not be available to Seller Representative due to a failure of the Company, any Seller or Seller Representative to fulfill in any material respect any covenant or agreement of such Party which was the primary cause of the failure of the Closing to occur on or before the Outside Date;

(c)           at any time after the Outside Date, by Buyer upon written notice to the Company, provided that, the right to terminate this Agreement under Section 8.1(c) shall not be available to Buyer due to a failure of Buyer to fulfill in any material respect any covenant or agreement of Buyer which was the primary cause of the failure of the Closing to occur on or before the Closing Date;

(d)           by Seller Representative, if Buyer materially breaches any of its representations, warranties or obligations under this Agreement (excluding conditions that by their nature are to be satisfied at the Closing) and such breach is not cured within twenty (20) days after written notice to Buyer from Seller Representative specifying such breach; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if as a result of such breach, one or more of the conditions to any Seller Parties’ obligations to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date;

(e)           by Buyer, if the Company or any Seller Party materially breach any of its or their respective representations, warranties or obligations under this Agreement (excluding conditions that by their nature are to be satisfied at the Closing) and such breach is not cured within twenty (20) days after written notice to the Company or Seller Representative, as the case may be, from Buyer, specifying such breach; provided, however, that, no cure period will be required for any such breach that by its nature cannot be cured or if as a result of such breach, one or more of the conditions to the obligations of Buyer to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date;

(f)            by Buyer, if any condition to Buyer’s obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date other than as a result of Buyer’s failure to perform any of its obligations under this Agreement;

(g)           by Seller Representative, if any condition to any Seller Parties’ obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date other than as a result of such Party’s failure to perform any of its obligations under this Agreement; or

(h)           by either Buyer or Seller Representative if a court of competent jurisdiction shall have issued an Order permanently enjoining, restraining, or prohibiting or preventing the transactions contemplated by the Agreement, and such Order shall have become final and nonappealable; provided that, the right to terminate this Agreement under Section 8.1(h) shall not be available to a Party if the issuance of such Order was due to the failure of such Party to perform in any material respect any of its obligations under this Agreement.

8.2           Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, this Agreement shall become void and there shall be no liability on the part of any Party except (a) the obligations provided for in this Section 8.2, the Confidentiality Agreement and Article IX hereof shall survive any such termination of this Agreement and (b) if this Agreement is terminated by a Party because of the breach of a covenant under this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s breach of this Agreement, the terminating Party’s right to pursue all legal remedies for any intentional breaches or condition failures will survive such termination unimpaired (including, for the avoidance of doubt, such terminating party’s right to bring or maintain any Proceeding for injunction or specific performance as provided in Section 9.12).

Article IX
MISCELLANEOUS

9.1           Further Assurances. From time to time after the Closing Date, at the request of another Party and at the expense of the Party so requesting, the Parties shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate the transactions contemplated hereby. In this regard, upon Buyer’s request, Seller Parties shall use commercially reasonable efforts to obtain any Key Contract affirmations not otherwise provided at Closing pursuant to Section 1.5(a)(xi).

9.2           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

(a)           If to Buyer, to:

c/o Cindy Madole Deputy General Counsel Stewart Information Services Corporation 1360 Post Oak Blvd., Suite 100 MC#14-1 Houston, TX 77056

with a copy to:

Locke Lord LLP 600 Travis Street, Suite 2800 Houston, TX 77002 Attention: Christopher L. Martin Email: cmartin@lockelord.com

(b)           If to the Company prior to the Closing, to:

EquiMine 26457 Rancho Pkwy S Lake Forest, CA 92630 Email: nedal.makarem@equimine.com Attention: CEO and COO with a copy to:

Jeffer Mangels Butler & Mitchell LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, CA 90067 Attn: Michael N. Steuch Email: MSteuch@jmbm.com

(c)           If to Seller Parties or to Seller Representative, to:

Nedal Makarem 54 Morning Glory Rancho Santa Margarita, CA 92688 Email: nedalmakarem@gmail.com with a copy to:

Jeffer Mangels Butler & Mitchell LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, CA 90067 Attn: Michael N. Steuch Email: MSteuch@jmbm.com

9.3           Exhibits and Schedules. Any matter, information or item disclosed in the Disclosure Schedule or in any of the exhibits or other schedules attached hereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent on the face of such disclosure. The inclusion of any matter, information or item in any Disclosure Schedule, exhibit or other schedule attached hereto shall not be deemed to constitute an admission of any liability by the Company, any Seller Party or Seller Representative to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

9.4           Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties. Any failure of the Company, any Seller Party or Seller Representative to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by Seller Representative, at any time by an instrument in writing signed by or on behalf of such other Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

9.5           Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits, schedules and other documents referred to herein (including, without limitation, the Confidentiality Agreement) which form a part hereof contain the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter (other than the Confidentiality Agreement).

9.6           Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law.

9.7           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any Party without the prior written consent of the other Parties, except that Buyer may assign all or any portion of its rights hereunder to one or more of its Affiliates, provided, however, Buyer shall be permitted to assign its rights hereunder to (a) lenders providing financing for the transactions contemplated by this Agreement for collateral security purposes and (b) to any buyer of all or substantially all of its assets (provided that such buyer has agreed in writing to assume, and in fact does so assume, all of the Buyer’s obligations hereunder) or to any of the Buyer’s Affiliates (provided that such an Affiliate has agreed in writing to assume, and in fact does so assume, all of the Buyer’s obligations hereunder); provided further that, in each case, no such assignment shall relieve the Buyer of its obligations hereunder.

9.8           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that, in addition to the Seller Parties and the Buyer, the other Seller Indemnified Parties and Buyer Indemnified Parties, as the case may be, will also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions directly against the applicable Indemnifying Person(s).

9.9           Fees and Expenses; Transfer Taxes.

(a)           Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated pursuant hereto, each Party shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

(b)           Any and all applicable sales, use, conveyance, value added, transfer, recording, deed, stamp and other similar Taxes, including, without limitation, any real property transfer or gains Taxes (if any) (“Transfer Taxes”), resulting from the consummation of the transactions contemplated by this Agreement will be paid, and borne, fifty percent (50%) by the Seller Representative (on behalf of the Sellers in accordance with their Pro Rata Shares) and fifty percent (50%) by the Buyer. All necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be prepared and filed by the Party required to file such Tax Returns under Applicable Law. Each Party hereto agrees to use its commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes.

9.10         Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission in PDF format shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.11         Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term “Affiliate” with respect to any specified Person, means (a) an equity partner, manager, director, officer or equity holder of such Person, (b) a spouse, parent, sibling or lineal descendant of such Person (if a natural person), or a spouse, parent, sibling or descendant of any equity partner, manager, director, officer or equity holder of such Person (if an Entity), and (c) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by Contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

9.12         Enforcement of Agreement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) are not performed in accordance with their specific terms and that any breach of this Agreement may not be adequately compensated in all cases by monetary damages alone. Accordingly, the Parties will be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance, to seek temporary, preliminary and permanent injunctive relief or to seek other equitable relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief permitted by this Agreement on the basis that (x) the other Party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

9.13         Forum; Service of Process. Any legal suit, action or proceeding brought by any Seller Party or any of its Affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court located in Houston, Texas and Buyer waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Notwithstanding the foregoing, any legal suit, action or proceeding brought by Buyer or any of its Affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court located in Los Angeles, California and each Seller Party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with the addresses set forth in Section 9.2 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Buyer hereby designates the individual listed in Section 9.2(a) to whom notice may be given on behalf of Buyer as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company (prior to Closing), any Seller Party or Seller Representative. The Company (prior to Closing) hereby designates the individual listed in Section 9.2(b) to whom notice may be given on behalf of the Company (prior to Closing) as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Buyer. Each Seller Party and Seller Representative hereby designates the individual listed in Section 9.2(c) to whom notice may be given on behalf of any of them as their true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Buyer.

9.14         Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of Delaware.

9.15         Attorneys’ Fees. In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

9.16         Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY WILL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 9.16 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS WILL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 9.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.17         Legal Representation. Buyer, each Seller Party, Seller Representative, and Company understand, acknowledge and agree that:

(a)           Jeffer Mangels Butler & Mitchell LLP (“JMBM”) has represented only the Company in connection with this Agreement, the transactions contemplated hereby;

(b)           up to and through the Closing Date, JMBM has not represented or provided legal counsel to Buyer on any matter, and has no attorney-client relationship with Buyer;

(c)           they have been advised by JMBM that under applicable rules of professional conduct (i) a law firm may not represent a client in a matter directly adverse to another client, unless among other things, each client consents to such representation, and (ii) law firms may not represent a client against a former client in the same or a substantially related matter unless the former client consents to such representation;

(d)           Buyer, on behalf of itself and the Company following the Closing, hereby consents to the representation of any Seller, Makarem and/or the Seller Representative by JMBM in connection with any matters adverse to Buyer arising from or related to this Agreement and the transactions contemplated hereby, and also hereby waives any conflict of interest by JMBM related thereto, provided, however, that JMBM does not use any attorney-client privileged information of the Company that JMBM receives from the Company after the Closing Date;

(e)           Buyer will not assert, nor will Buyer cause the Company to assert, that the possession by JMBM of any confidential information obtained in the course of JMBM’s pre-Closing representation of the Company as a basis for seeking to disqualify JMBM from representing any Seller, Makarem or the Seller Representative against Buyer in a matter arising from or related to this Agreement or the transactions contemplated hereby;

(f)            JMBM may rely on this Section 9.17 for purposes of demonstrating that it has given written notice to, and has received written consent from, Buyer and the Company to JMBM’s, representation of any Seller, Makarem or the Seller Representative as described above;

(g)           Buyer further agrees that, as to all communications between JMBM, on the one hand, and any of the Company, any Seller, Makarem and/or the Seller Representative, on the other hand, prior to the Closing Date to the extent related to this Agreement, the transactions contemplated hereby or negotiations with any third parties regarding a sale of the Company that constitute attorney-client privilege under Applicable Law (collectively, the “Seller Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to such Seller Privileged Communications belongs to the Seller Representative (as opposed to Buyer and the Company), and shall not pass to or be claimed by Buyer or the Company. The parties hereto agree that, as to all other pre-Closing communications among JMBM, the Company, any of the Seller Parties or the Seller Representative including those that relate solely to the usual and ongoing business of the Company and do not directly reference or directly involve this Agreement (or the Transactions), the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belonging to the Company shall continue to be controlled by Buyer after the Closing Date and shall not pass to or be claimed by any of the Seller Parties, the Seller Representative or any of the Company’s pre-Closing officers or employees;

(h)           any post-Closing communications among the Parties hereunder required or permitted pursuant to this Agreement shall not constitute a voluntary disclosure of any attorney-client privileged matter, a waiver of the expectation of any client confidence or a waiver of any other rights to any evidentiary privilege that belong to the Company, in each case relating to any ongoing or reasonably foreseeable dispute with any third party.  Any and all such communications and disclosure of communications and information shall be made under the protection of a “common interest” or “joint defense” agreement that includes, among other provisions, a non-waiver agreement regarding the attorney-client privilege in connection with any ongoing or reasonably foreseeable dispute with any third party, including any Governmental Authority;

(i)            upon the Closing, none of Buyer, the Company, nor any of their representatives shall have any right to access any Seller Privileged Communications. Notwithstanding the foregoing, in the event that a dispute arises between the Company and a third party after the Closing, the Company may (i) assert any attorney-client privilege that exists between JMBM and the Company to prevent disclosure of confidential communication by JMBM to such third party or (ii) waive such privilege; provided, however, that the Company has given the Seller Representative at least five (5) Business Days’ notice of its intent to waive this privilege, so that the Seller Representative has an opportunity to assert such privilege if Seller Representative so chooses.

9.18         Seller Representative.

(a)           Appointment. By virtue of the adoption of this Agreement, as of the Closing, Seller Parties irrevocably nominate, constitute and appoint Seller Representative as the agent and true and lawful attorney-in-fact of Seller Parties, with full power of substitution, to act in the name, place and stead of Seller Parties and for purposes of executing any documents and taking any actions that Seller Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement, the Transaction Documents and the Transactions.

(b)           Authority. Seller Parties grant to Seller Representative full authority to (i) give and receive notices and communications to or from Buyer (on behalf of itself or any other Buyer Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller Parties individually); (ii) authorize release of funds from the Escrow Amount and/or in satisfaction of claims asserted by Buyer (on behalf of itself or any other Buyer Indemnified Party, including by not objecting to such claims); (iii) object to such claims pursuant to Article VII and take all such actions pursuant to Article VII as Seller Representative may deem to be necessary or desirable; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement; and (vi) take all actions necessary or appropriate in the judgment of Seller Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Transactions: (A) each Buyer Indemnified Party shall be entitled to deal exclusively with Seller Representative on all matters relating to any claim for indemnification, compensation or reimbursement under Article VII; and (B) each Buyer Indemnified Party shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Party by Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller Party by Seller Representative, as fully binding upon such Seller Party.

(c)           Power of Attorney. Seller Parties recognize and intend that the power of attorney granted in Section 9.18(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by Seller Representative (provided that such delegation is reasonably acceptable to Buyer); and (iii) shall survive the death or incapacity of any such Person.

(d)           Replacement. If Seller Representative shall resign or otherwise be unable to fulfill his responsibilities hereunder, Seller Parties shall (by consent of those Persons entitled to at least a majority of the Purchase Price), within thirty (30) days after such dissolution, appoint a successor to Seller Representative (who shall be reasonably satisfactory to Buyer) and immediately thereafter notify Buyer of the identity of such successor. Any such successor shall succeed Seller Representative as the “Seller Representative” hereunder. If for any reason there is no Seller Representative at any time, all references herein to Seller Representative shall be deemed to refer to Seller Parties.

(e)           Exculpation. Seller Representative shall not be liable to any Seller Party for any act done or omitted hereunder as Seller Representative without gross negligence, willful misconduct or bad faith (and any act done or omitted pursuant to the bona fide good faith advice of counsel shall be conclusive evidence of good faith). To the fullest extent permitted by Applicable Law, Seller Parties shall jointly and severally indemnify Seller Representative and hold him harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with Seller Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that, in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of Seller Representative, Seller Representative will reimburse Seller Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to Seller Representative by Seller Parties, any such Representative Losses may be recovered by Seller Representative from the amount remaining of the Escrow Amount at such time as the remaining amount would otherwise be distributable to Seller Parties; provided that, while this section allows Seller Representative to be paid from the aforementioned sources of funds, this does not relieve Seller Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent Seller Representative from seeking any remedies available to it at law or otherwise; provided, that, in no event shall any Seller Party have liability in excess of the amount of consideration paid to such Seller Party pursuant to this Agreement. In no event will Seller Representative be required to advance his own funds on behalf of Seller Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, (i) any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, Seller Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Seller Representative under this section and (ii) no such amount shall be payable by the Company, Buyer or their respective Affiliates. The foregoing indemnities will survive the Closing, the resignation or removal of Seller Representative or the termination of this Agreement.

(f)            Seller Representative Expenses. In connection with the performance of his obligations hereunder, Seller Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Seller Parties (but not the Company, Buyer or their respective Affiliates), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as Seller Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing his services hereunder. Such fees and other expenses incurred by Seller Representative may be recovered by Seller Representative from Seller Parties as if such fees and expenses were a Representative Loss.

(g)           Representative Reserve. At the Closing, Buyer or the Company (at direction of Buyer) will deposit into an account designated by Seller Representative $1,000,000 (the “Representative Reserve”). Each Seller shall contribute to the Representative Reserve in proportion to such Seller’s Pro Rata Share. The Representative Reserve (and earnings thereon) may be applied as Seller Representative, in Seller Representative’s sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses that Seller Representative incurred in connection with the transactions contemplated by this Agreement or the Escrow Agreement, including in connection with the evaluation or defense of any claim for indemnification under this Agreement or the Escrow Agreement. On the date that the Seller Representative determines that the Representative Reserve is no longer necessary (the “Reserve Termination Date”), the balance of the Representative Reserve held pursuant to this Section 9.18(g), if any, and any income earned thereon, less any reserve established by Seller Representative in connection with pending claims under the Escrow Agreement, shall be distributed by Seller Representative to the Sellers (in accordance with their Pro Rata Shares). Notwithstanding the foregoing, following the Reserve Termination Date, the Representative Reserve shall only be so distributed when Seller Representative determines, in his sole discretion, that such distribution is appropriate.

Article X
DEFINITIONS

The following capitalized terms have the respective meanings ascribed to them below:

“280G Vote” has the meaning set forth in Section 5.12(b).

“Accountant” means Deloitte (U.S.).

“Accounting Principles” means the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis.

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination or similar transaction involving the Company, (b) liquidation, dissolution or recapitalization involving the Company, (c) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing a material portion of the consolidated assets of the Company, (d) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing a material portion of the securities of the Company, (e) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of a material portion of the outstanding voting equity interests of the Company or (f) any combination of the foregoing (other than the transactions contemplated hereby).

“Affiliate” has the meaning set forth in Section 9.11.

“Aggregate Outstanding Claims” has the meaning set forth in Section 7.10.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Agreement Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Applicable Law(s)” means any statute, law, ordinance, rule or regulation of a Governmental Authority applicable to each Seller, Makarem, Seller Representative, the Company, Buyer or any of their respective assets, as the case may be.

“Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Basket” has the meaning set forth in Section 7.5(a).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Los Angeles, California or the City of Houston, Texas are authorized or obligated by Applicable Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Employee Benefit Arrangement” has the meaning set forth in Section 5.7(a)

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Material Adverse Effect” means a material impairment or delay of Buyer’s ability to perform its obligations under this Agreement.

“CAA” means the Consolidated Appropriations Act, 2021, as amended.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended.

“Cash” means, for purposes of the Closing, cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments), as well as merchant receivables and credit card transactions in transit, of the Company as of the Closing Date, in each case, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit, provided Cash shall specifically exclude any prepaid deposits of or by the Company.

“Cash Notice of Disagreement” has the meaning set forth in Section 1.11(c).

“Cash Return Amount” has the meaning set forth in Section 1.11(a).

“Cash Statement” has the meaning set forth in Section 1.11(a).

“Claims Notice” has the meaning set forth in Section 7.7(a).

“Charter Documents” means, as to Company or Buyer, the certificate of incorporation, articles of incorporation or by-laws, in each case, as amended.

“Closing” has the meaning set forth in Section 1.4.

“Closing Consideration” has the meaning set forth in Section 1.3(f).

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.6.

“COBRA” has the meaning set forth in Section 3.12(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Agreements” means this Agreement and the other agreements contemplated by this Agreement to be entered into by the Company at Closing.

“Company Common Stock” means the common stock of the Company.

“Company Indebtedness” means the Indebtedness of the Company as of the Closing, but excluding all Indebtedness owing with respect to all Company Transaction Expenses.

“Company Intellectual Property” means all Intellectual Property, exclusively or jointly, owned, purported by the Company to be owned or exclusively licensed by the Company from third parties.

“Company Plans” has the meaning set forth in Section 3.12(a).

“Company Transaction Expenses” means (a) the aggregate amount of all costs, expenses and fees incurred by or on behalf of the Company (or by the Company on behalf of any Seller) in connection with the preparation of this Agreement, the negotiation and preparation of this Agreement and the other documents contemplated by this Agreement, and the performance of this Agreement and the transactions contemplated by this Agreement, whether or not invoiced or billed prior to the Closing, including all (i) brokers’ or finders’ fees and (ii) fees and expenses of counsel, investment bankers, accountants and other advisers (including, without limitation, any brokerage fees, commissions, finders’ fees or financial advisory fees and the fees and expenses of Jeffer Mangels Butler & Mitchell LLP and Houlihan Lokey Capital, Inc.), (b) all bonuses, retention, severance, change of control or similar transaction-related bonuses or payments, including any phantom equity or other similar equity-based bonuses or payments, that are created, accelerated, accrue or become payable by the Company as a result of the Closing or the transaction contemplated by this Agreement, together with the employer portion of any employment, payroll, or similar Taxes required to be paid by the Company in connection with any of the foregoing, (c) fifty percent (50%) of the R&W Premium, and (d) fifty percent (50%) of the fees and expenses paid by Buyer to the Escrow Agent pursuant to the Escrow Agreement.

“Company’s Cash Flow” shall mean the Company’s net Cash for the subject period and shall be determined in accordance with the Accounting Principles.

“Company’s Knowledge” including phrases such as “to the Knowledge of the Company” (or similar) means the actual knowledge of Rabih Zahr and Nedal Makarem, following due inquiry of internal personnel.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Continuing Employee” has the meaning set forth in Section 5.7(a).

“Contract” means any written or oral contract or agreement or instrument, including, without limitation, supply contracts, purchase orders, or obligations, or leases of personal or real property, and all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“COVID Related Deferrals” means any Tax liabilities for or allocable to any period, including any taxable period (or portion thereof) ending on or prior to the Closing Date, the payment of which is deferred, on or prior to the Closing Date, to a period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act, CAA or any other Applicable Law or executive Order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“COVID-19” means the 2019 novel coronavirus disease, COVID-19 virus (SARS_COV-2 and related strains and sequences) or mutation or antigenic shift thereof or any pandemic or public health emergency resulting therefrom.

“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020, the Consolidated Appropriations Act of 2021, or any other Applicable Law intended to address the consequences of COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester required under Applicable Law, in connection with or in response to COVID-19.

“Cyber Losses” means any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of private information or sensitive data; (ii) unauthorized or unlawful use, processing, sale, or rental of private information or sensitive data; (iii) ransomware, phishing, DDoS or other attacks resulting in monetary, reputational or material loss; (iv) technology product or service errors and omissions matter; or (v) other act or omission that adversely affects or compromises the security, integrity or confidentiality of private information, sensitive data or computer systems of the Company.

“Damages” has the meaning set forth in Section 7.2.

“Data Policies” has the meaning set forth in Section 3.10(b)(viii).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller Parties and the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 7.7(b)(i).

“Dispute Period” has the meaning set forth in Section 7.7(b)(i).

“Disqualified Individual” has the meaning set forth in Section 5.12(a).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any Applicable Law or Order related to the protection of human health or the environment, or the use, treatment, storage, disposal, release or transportation of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any analogous state or local statutes or regulations.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, restricted stock unit, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 1.3(c).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means an agreement by and among Buyer, Seller Representative and the Escrow Agent substantially in the form of Exhibit B, to be executed and delivered at the Closing.

“Escrow Amount” means an amount equal to $8,080,610.

“Escrow Expiration Date” has the meaning set forth in Section 7.10.

“Estimated Company Cash” has the meaning set forth in Section 1.6.

“Estimated Company Indebtedness” has the meaning set forth in Section 1.6.

“Estimated Closing Statement” has the meaning set forth in Section 1.6.

“Evaluation Material” has the meaning set forth in Section 5.2(b).

“Excess Parachute Payment” has the meaning set forth in Section 5.12(a).

“Extended Representations” has the meaning set forth in Section 7.1(b).

“FCPA” has the meaning set forth in Section 3.23(a).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fraud” means a claim for actual, knowing and intentional common law fraud (and not a claim for constructive fraud or negligent misrepresentation or omission) with a specific intent to deceive, based on a specific representation, warranty or covenant expressly set forth in this Agreement.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“Governmental Approval” means any consent, approval, order or authorization of, or registration, declaration, notification or filing with, any Governmental Authority.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Substance” means any hazardous waste, hazardous substance, pollutant or contaminant, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated by, or that can result in liability under, applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, whether or not contingent and without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of assets, property or services other than (x) the deferred purchase price of assets for which the Company has not yet taken delivery, and (y) trade payables and other accruals incurred in the ordinary course of business; (c) all obligations of such Person evidenced by notes, bonds, debentures, hedging and swap arrangements or contracts or other similar instruments; (d) all capital lease obligations of such Person or for the payment of money as lessee under leases that should be consistently applied, recorded as capital leases for financial reporting purposes; (e) obligations or liabilities arising from performance bonds, payment bonds or similar bonds or instruments, valued at the face value thereof; (f) liabilities arising from cash/book overdrafts; (g) obligations secured by a Lien upon property owned by such Person; and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person.

“Indemnified Party(ies)” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.7(c).

“Indemnity Claim” has the meaning set forth in Section 7.7(b)(i).

“Indemnity Claim Notice” has the meaning set forth in Section 7.7(b)(i).

“Insurance Policies” has the meaning set forth in Section 3.19(a).

“Intellectual Property” means any rights available under any of the following, whether protected, created or arising under the Applicable Laws of the United States or any other jurisdiction or under any international convention: (a) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) all trademarks, service marks, trade names, business names, trade dress and logos, all registrations, applications to register and renewals and extensions of such registrations, together with the goodwill associated with any of the foregoing in this subclause (b) (collectively, “Marks”); (c) all Internet domain names and social media accounts; (d) all works of authorship, Software, copyrights and registrations, applications to register, renewals and extensions thereof (collectively, “Copyrights”); and (e) all proprietary and confidential discoveries, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, including Software, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including client lists, supplier lists, pricing and cost information and business and marketing plans and proposals, that constitute trade secrets under Applicable Laws, in each case, excluding any rights in respect of any of the foregoing that comprise or are protected by Patents or Copyrights.

“Intended Tax Treatment” has the meaning set forth in Section 1.10.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“IRS” has the meaning set forth in Section 3.12(b).

“IT Systems” has the meaning set forth in Section 3.10(b)(vi).

“JMBM” has the meaning set forth in Section 9.17(a).

“Key Contracts” has the meaning set forth in Section 1.5(a)(xi).

“Leased Real Property” has the meaning set forth in Section 3.9(a).

“Licensed Software” means all Software licensed by the Company.

“Liens” means, with respect to any specified asset, any and all liens, claims, encumbrances, options, pledges and security interests thereon except for Permitted Liens and, with respect to real property, Real Estate Permitted Liens.

“Makarem” has the meaning set forth in the introductory paragraph of this Agreement.

“Mark” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” any event, occurrence, fact, condition, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of any Seller to consummate the transactions contemplated hereby, after taking into effect any insurance recoveries and other than events, occurrences, facts, conditions, changes or effects, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates or does business; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) the transactions contemplated by this Agreement or the announcement to third-parties and the public of the transactions contemplated by this Agreement; (viii) changes in Applicable Law or accounting rules or the enforcement, implementation or official interpretation thereof by any Governmental Authority after the date hereof; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the facts and circumstances underlying any such failure may be considered in determining whether there has occurred a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.14.

“Off-the-Shelf Software” means commercially available off-the-shelf computer Software licensed solely in executable or object-code form on a nonexclusive basis, that has not been modified or customized for the Company and has an annual aggregate cost of less than $10,000, including database and related applications available without charge (e.g. Wikipedia, Facebook, LinkedIn, etc.).

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, that satisfies the definition of free software by the Free Software Foundation, or any similar license or distribution model.

“Order” means any award, decision, judgment, injunction, order, decree, ruling, subpoena, or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company.  An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Party” and “Parties” has the meanings set forth in the introductory paragraph of this Agreement.

“Paid Indebtedness” has the meaning set forth in Section 1.3(a).

“Parachute Payment” has the meaning set forth in Section 5.12(a).

“Parachute Payment Waiver” means, with respect to any Disqualified Individual, a written agreement waiving such Person’s right to receive any portion of that individual’s Parachute Payments that exceed an amount equal to three times such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) and Treasury Regulations Sections 1.280G-1 Q/A-34 and Q/A-35, solely to the extent required to avoid the imposition of a Tax under Section 4999 of the Code by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the holders of the Shares in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder.

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Permitted Liens” means: (a) Liens in respect of liabilities shown or reflected in the balance sheets included in the Financial Statements, (b) Liens arising by operation of Law for Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Proceedings or for which adequate reserves are maintained in the Financial Statements as of the Closing Date, (c) Liens arising by operation of Applicable Law, including Liens arising by virtue of the rights of customers, suppliers and subcontractors in the Ordinary Course of Business that are not yet delinquent, do not individually or in the aggregate materially detract from the value of such property or assets, or that are being contested in good faith and by appropriate Proceedings and for which reserves have been established to the extent required by the Accounting Principles, (d) Liens arising under Applicable Laws relating to workers’ compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations, (e) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations affecting real property that would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on this operations of the Business, (f) other imperfections of title or encumbrances, if any, which imperfections or title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate, and (g) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement.

“Person” has the meaning set forth in Section 9.11.

“Personal Information” means data or other information relating, directly or indirectly, to, or linked or reasonably capable of being linked to, an identified or identifiable natural person or household, including any data regulated under applicable Privacy Laws, such as “personally identifying information,” “personal information,” “personal data” and other similar terms.

“Personal Property” has the meaning set forth in Section 3.8(a).

“Phantom Equity Bonus Payment” has the meaning set forth in Section 1.3(f).

“Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date. For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Tax Period in the case of any Straddle Period shall be (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, equal to the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the Pre-Closing Tax Period shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

“Privacy Law” means the Applicable Laws governing the regulation, storage, security (including breach notification obligations), transfer, processing and/or use of Personal Information.

“Pro Rata Share” means, with respect to each Seller, a percentage equal to (i) the number of shares of Company Common Stock held by such Seller divided by (ii) ten thousand (10,000). For the avoidance of doubt, the aggregate Pro Rata Share of all Sellers shall at all times equal one hundred percent (100%).

“Proceeding” means any litigation, suit, action, arbitration, investigation (but only to the extent that the existence of such investigation is within the Company’s Knowledge) or similar proceeding by or before any Governmental Authority.

“Prohibited Action” has the meaning set forth in Section 7.6.

“Protected Information” has the meaning set forth in Section 5.3(a).

“Purchase Price” has the meaning set forth in Section 1.2.

“Real Property Lease” has the meaning set forth in Section 3.9(a).

“Representative Losses” has the meaning set forth in Section 9.18(e).

“Representative Reserve” has the meaning set forth in Section 9.18(g).

“Required Cash Balance” has the meaning set forth in Section 1.11(a).

“Reserve Termination Date” has the meaning set forth in Section 9.18(g).

“Restricted Party” or “Restricted Parties” has the meaning set forth in Section 5.11(a).

“Restricted Period” has the meaning set forth in Section 5.11(b).

“Restricted Territories” means the United States of America.

“Restrictive Covenants” has the meaning set forth in Section 5.11(e).

“Retained Escrow Amount” has the meaning set forth in Section 7.10.

“R&W Insurance Policy” means a buyer-side representation and warranty insurance policy issued by the R&W Insurer to Buyer on the Closing, naming Buyer as an insured and providing coverage for certain Damages incurred by Buyer with respect to this Agreement, subject to the terms and conditions set forth in the R&W Insurance Policy.

“R&W Insurer” means the insurance carrier under the R&W Insurance Policy.

“R&W Premium” has the meaning set forth in Section 5.8.

“SBA” means the United States Small Business Administration.

“SBA Act” means the Small Business Act (15 U.S.C. 636(a)), as amended.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.10(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meanings set forth in the introductory paragraph of this Agreement.

“Seller Party” or “Seller Parties,” respectively, means each of the Sellers or Makarem and the Sellers and Makarem, as a group.

“Seller Affiliates” has the meaning set forth in Section 3.18.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Privileged Communications” has the meaning set forth in Section 9.17(g).

“Seller Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Software Products” means any and all Software owned, or purported by the Company to be owned, by the Company and currently marketed, licensed, sold, distributed or otherwise made commercially available (including on a SaaS basis) by the Company.

“Straddle Period” means a Tax period that includes but does not end on the Closing Date.

“Straddle Period Tax Matter” has the meaning set forth in Section 5.9(g).

“Subsidiary” means with respect to any Person, any Person, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” (including “Taxes”) means all U.S. federal, state, local, non-U.S. taxes, charges, fees, duties, levies or other assessments, including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, escheat, abandoned or unclaimed property, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Taxing Authority” has the meaning set forth in Section 5.9(k).

“Tax Matter” has the meaning set forth in Section 5.9(f).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.7(c).

“Top Affiliates” has the meaning set forth in Section 3.21(b).

“Top Resellers” has the meaning set forth in Section 3.21(a).

“Top Vendors” has the meaning set forth in Section 3.21(c).

“TPC Trust” means TPC Trust, dated May 19, 2021, an irrevocable trust formed under the laws of the State of Nevada.

“Transaction Documents” means (a) this Agreement, (b) each other agreement, instrument or document attached hereto as an Exhibit, and (c) all other agreements, documents, certificates and instruments to be executed by any Party hereto prior to the Closing, pursuant to, or delivered in connection with, this Agreement.

“Transaction Tax Deductions” means (a) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments, including the Phantom Equity Bonus Payment, made to employees or other service providers of the Company, (b) the capitalized financing costs and any other amounts that become deductible as a result of the satisfaction of Indebtedness on the Closing Date, (c) the amount of investment banking, financial or other advisor, legal, and accounting fees and expenses and any other Company Transaction Expenses or transaction costs incurred on or before the Closing Date, provided that the Company shall make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f), (d) the amount of any compensation resulting from accelerated vesting of restricted stock on or before the Closing held by employees of Company, (e) the amount of any compensation resulting from the exercise or payment for cancellation of employee or other compensatory options on or before the Closing, and (f) the amount of any other items that become deductible on or before the Closing Date (other than items incurred at the direction of Buyer), in each case, in connection with the Transactions.

“Transactions” means each of the transactions contemplated in the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 9.9(b).

“VDA Proceedings” has the meaning set forth in Section 5.9(k).

“Union” has the meaning set forth in Section 3.16(g).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BUyer:

Stewart Information Services Corporation

By:	/s/ David Hisey
Name:	David Hisey
Title:	Chief Financial Officer

Company:

EQUIMINE

By:	/s/ Rabih Zahr
Name:	Rabih Zahr
Title:	Chief Executive Officer

[Signatures Continue on Following Page]

[Signature Page to Stock Purchase Agreement]

SELLERS:

/s/ Rabih Zahr
Rabih Zahr

/s/ Cyrus Kong
Cyrus Kong (f/k/a Stephen Chiang)

TPC Trust, dated May 19, 2021

By:	/s/ Neil Schoenblum
PRESERVATION TRUST COMPANY, INC., Trustee

MAKAREM:

/s/ Nedal Makarem
Nedal Makarem

SELLER REPRESENTATIVE:

/s/ Nedal Makarem
Nedal Makarem

[Signature Page to Stock Purchase Agreement]